Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

WARREN EQUIPMENT COMPANY

and

COMPRESSCO PARTNERS SUB, INC.

As of July 20, 2014

i

LIST OF EXHIBITS

Exhibit 1.1(a)	Persons with Knowledge
Exhibit 1.1(b)	Working Capital Guidelines
Exhibit 1.1(c)	Inventory Valuation Methodology
Exhibit 1.1(d)	Form of Transition Services Agreement

LIST OF SCHEDULES

Schedule 4.1	Jurisdiction of Incorporation or Organization; Registrations to do Business
Schedule 4.3(a)	Capital Structure
Schedule 4.4	Subsidiaries
Schedule 4.6(a)	Owned Real Property
Schedule 4.6(b)	Company as Lessor
Schedule 4.6(c)	Leased Real Property
Schedule 4.7(a)	Title to Assets
Schedule 4.7(b)	Assets Owned by Others on Premises
Schedule 4.7(c)	Business Assets Owned by the Shareholder
Schedule 4.8(d)	Product Defects
Schedule 4.9(a)	Financial Statements
Schedule 4.10	Absence of Certain Changes
Schedule 4.11	Legal Proceedings
Schedule 4.13	Company Contracts
Schedule 4.14(a)	Tax Exceptions
Schedule 4.14(b)	Tax Exceptions
Schedule 4.14(c)	Tax Exceptions
Schedule 4.14(h)	Tax Exceptions
Schedule 4.15	Employment Matters
Schedule 4.16(a)	Company Benefit Plans
Schedule 4.16(b)	Accrual Amounts
Schedule 4.17	Insurance
Schedule 4.18	Environmental, Health and Safety Matters
Schedule 4.19(a)	Company Registered Intellectual Property
Schedule 4.20	Transactions with Affiliates
Schedule 4.21	Top 10 Customers and Suppliers
Schedule 4.23	Licenses
Schedule 4.24	Company Standard Warranty
Schedule 6.6(a)	WAC Employee Offerees
Schedule 6.9(a)	Permitted Activities
Schedule 6.16	Continuing Intercompany Arrangements
Schedule 7.2(e)	Required Consents
Schedule 10.1(e)	Indemnified Real Property
Schedule 10.1(f)	Indemnified Matter

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this Agreement”), dated as of July 20, 2014, is made and entered into by and between Warren Equipment Company, a Delaware corporation (the “Shareholder”), and Compressco Partners Sub, Inc., a Delaware corporation (the “Purchaser”). The Shareholder is the sole shareholder of Compressor Systems, Inc., a Delaware corporation (the “Company”). The Purchaser and the Shareholder are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the Shareholder owns all of the issued and outstanding capital stock of the Company (the “Shares”);

WHEREAS, the Company and its Subsidiaries are in the business of (a) the design, engineering, fabrication, sale, rental, transportation, operation, repair and maintenance of natural gas compression equipment used in the petroleum industry and (b) the design, engineering and sale of fluid pump equipment used in the petroleum industry;

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Shareholder proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Shareholder, all of the Shares on the terms and subject to the conditions set forth herein (the “Acquisition”);

WHEREAS, the boards of directors of the Purchaser and the Shareholder have approved the terms of the Acquisition as set out in this Agreement;

WHEREAS, in order to induce the Shareholder to enter into this Agreement, Parent, contemporaneously with the execution and delivery of this Agreement, has agreed, pursuant to a guaranty dated as of the date hereof (the “Parent Guaranty”), to guarantee the obligations of the Purchaser hereunder; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees:

ARTICLE I

CONSTRUCTION; DEFINITIONS

Section 1.1. Definitions. The following terms, as used herein, have the following meanings:

“401(k) Plan” means the Warren Equipment Company 401(k) Retirement and Savings Plan.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person; provided that, from and after the Closing, (a) none of the Company or its Subsidiaries shall be considered an Affiliate of the Shareholder or its Affiliates, and (b) none of the Shareholder or any of its Affiliates shall be considered an Affiliate of the Company or its Subsidiaries.

“Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2013 included in the Financial Statements.

“Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by Law to be closed in the City of Houston, Texas.

“Caterpillar” means Caterpillar Inc., a Delaware corporation.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and the rules and regulations promulgated thereunder.

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

“Closing” means the consummation of the transactions contemplated by this Agreement as set forth in Section 8.1 of this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Company Benefit Plan” means each Employee Benefit Plan for the benefit of employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of the Company or a Subsidiary sponsored or maintained or required to be sponsored or maintained by the Shareholder, its Affiliates, the Company or any Subsidiary or to which the Shareholder, its Affiliates, the Company or any Subsidiary makes, or has any obligation to make, directly or indirectly, any contributions or with respect to which the Shareholder, its Affiliates, the Company or any Subsidiary has, or may have, any liabilities.

“Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company or any Subsidiary, including the Company Registered Intellectual Property.

“Company Material Loss” means liabilities in excess of $75,000.

“Company Real Property” means the Leased Real Property and the Owned Real Property.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of or licensed to the Company or any Subsidiary.

“Competing Products” means natural gas compression equipment and fluid pump equipment, each as used in the petroleum industry.

“Competing Service” means (a) the design, engineering, fabrication, sale, rental, transportation, operation, repair and maintenance of, or the provision of services utilizing, natural gas compression equipment used in the petroleum industry, and (b) the design, engineering and sale of fluid pump equipment used in the petroleum industry.

“Confidential Information” means any data or information of the Company or any Subsidiary (including trade secrets) that is used in or valuable to the operation of the Company’s or any Subsidiaries’ business and is not generally available to the public or competitors.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 4, 2014, by and between the Company and TETRA Technologies, Inc.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Customer” means each of the 25 largest customers of the Company or any Subsidiary based on dollar value of revenue generated by such customers for the 12-month period ended on March 31, 2014.

“Customer Contracts” means (a) all customer contracts and agreements with Customers and (b) all customer contracts and agreements (excluding work orders and purchase orders individually providing, or reasonably expected to provide, revenue to the Company or any Subsidiary of an amount less than $100,000 annually) for the provision of goods or services by the Company or any Subsidiary.

“Debt Commitment Letter” means the debt commitment letter, dated as of the date of this Agreement, by and between Bank of America, N.A., Parent and Compressco Partners GP, Inc., as amended, supplemented or replaced in compliance with this Agreement, pursuant to which the financial institutions party thereto have agreed, subject only to the conditions precedent set forth therein, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby.

“Employee Benefit Plan” means, with respect to any Person, (a) each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, in each case, that is sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes, or has an obligation to make, contributions, or with respect to which such Person has, or may have, any liabilities, providing for employee benefits or for the deferred or noncash remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each severance, retention or change in control plan or agreement, each plan or agreement providing health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, salary continuation, sick pay, unemployment benefits, or legal benefit, (d) each deferred compensation, bonus, incentive compensation, supplemental retirement plan, stock purchase, stock option and other equity compensation plan, and (e) each other employee benefit plan, fund, program, agreement, arrangement or scheme.

“Employees” shall mean all employees of the Company and any Subsidiary, together with individuals hired after the date of this Agreement and before the Closing.

“Environment” means any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Environmental Laws” means all federal, state, or local or foreign Laws relating to protection of the Environment, health and safety, including pollution control, product registration and Hazardous Materials, including CERCLA, the Superfund Amendments and Reauthorization Act, Public Law 99-499, 100 Stat. 1613; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Sections 11001-11050; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901-6992k; the Safe Drinking Water Act, 42 U.S.C. Sections 300f to 300j-26; the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2692; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101-5127; the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251-1387; the Oil Pollution Act of 1990, 33 U.S.C. Sections 2701—2761; the Clean Air Act, 42 U.S.C. Sections 7401-7671q; the Atomic Energy Act of 1954, as amended, 42 U.S.C. Sections 2011 et seq.; the Low Level Radioactive Waste Policy Act, as amended, 42 U.S.C. Section 2021b et seq.; and the Occupational Safety and Health Act, 29 U.S.C. Sections 651-678, and the regulations promulgated pursuant to the above-listed federal statutes; counterpart state laws and regulations.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company or any Subsidiary is deemed a “single employer” within the meaning of Section 414 of the Code.

“Estimated Working Capital Deficit” means the amount, if any, by which the Target Working Capital is greater than the Estimated Working Capital as set forth on the Closing Date Statement.

“Estimated Working Capital Surplus” means the amount, if any, by which the Target Working Capital is less than the Estimated Working Capital as set forth on the Closing Date Statement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means any exhibit attached to this Agreement.

“Final Working Capital Schedule” means the “Final Working Capital Schedule” as finally determined pursuant to Section 3.4 hereof.

“Financial Statements” means (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2011, September 30, 2012 and September 30, 2013, and the audited consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the 12-month periods then ended and (b) the Interim Financial Statements.

“Financing” means one or more debt or equity financing transactions (including registered public offerings of debt or equity securities or private placements under Rule 144A) by Parent and/or one of its Subsidiaries, as borrower or issuer, in each case, consummated on or before the Closing Date.

“Financing Deliverables” means the following documents to be delivered in connection with the Financing: (a) a customary solvency certificate (including a solvency certificate in a form consistent with that required by the Debt Commitment Letter) and customary perfection certificates required in connection with the Financing, corporate organizational documents and good standing certificates contemplated by the Debt Commitment Letter or reasonably requested by the Purchaser or its Financing Sources; (b) documentation and other information reasonably requested by the Purchaser to evidence compliance with laws including (i) as may be required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations and (ii) OFAC, FCPA and the Investment Company Act; (c) customary evidence of property and liability insurance held in the name of the Company or any of the Subsidiaries with customary endorsements in favor of secured Financing Sources; (d) customary authorization letters, confirmations and undertakings in connection with the Marketing Material; and (e) agreements, documents or certificates that facilitate the creation, perfection or enforcement, in each case as of the Closing, of liens securing such Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys and title insurance) as are reasonably requested by the Purchaser or its Financing Sources.

“Financing Documents” means the agreements, documents and certificates contemplated by the Financing, including without limitation: (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Financing will be governed or contemplated by the Debt Commitment Letter; (b) officer, secretary, solvency and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, lien searches, and resolutions contemplated by the Debt Commitment Letter or reasonably requested by the Purchaser or its Financing Sources; (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; and (d) agreements, documents or certificates, to the extent such agreements, documents or certificates exist, that facilitate the creation, perfection or enforcement of liens securing the Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by the Purchaser or its Financing Sources.

“Financing Information” means all information with respect to business, operations, financial condition, projections and prospects of the Company as may be reasonably requested by the Purchaser or its Financing Sources or as may be required to be delivered to satisfy a condition precedent under the Debt Commitment Letter, including (a) (i) audited consolidated balance sheets and related statements of income and cash flows of the Company for the three most recently completed fiscal years ended before the Closing Date, (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each subsequent fiscal quarter ended before the Closing Date (but excluding (A) the Third Quarter Financials unless such financial statements are required for filing by Parent or its Affiliates after the Closing Date pursuant to either the Exchange Act or the Securities Act and (B) the fourth quarter of any fiscal year); (iii) monthly financial statements relating to the Company for each month subsequent to the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to clause (ii) above; and (iv) for the periods required by Rule 3-05(b)(2) of Regulation S-X, all additional audited and unaudited financial statements for all significant completed or probable acquisitions; (b) as promptly as practical, all financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act and other accounting rules and regulations of the SEC as may reasonably be requested of the type and form customarily included in private placement memoranda for an offering made pursuant to Rule 144A of the Securities Act or required to be included or incorporated by reference in registration statements filed with the SEC on Form S-3, (c) due diligence information (including, subject to the receipt of customary non-reliance letters, reports prepared by third parties) reasonably requested by the Financing Sources in connection with the Marketing Material; (d) information relating to the compliance by the Company and its Subsidiaries with all applicable government laws and regulations; (e) appraisals of any of the assets or properties of the Company and its Subsidiaries performed within the last three (3) years, if any; and (f) such other information relating to the Company and its Subsidiaries as is reasonably requested in connection with Financing.

“Financing Source” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Financing or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“GAAP” means generally accepted accounting principles in the United States of America as applied consistently with the past practices of the Company and its Subsidiaries in the preparation of the annual audited Financial Statements.

“Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, or any self-regulating body, including a stock exchange, and any related arbitrator.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, asbestos or asbestos-containing materials, lead-based paint, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, or any other material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, explosive, radioactive, a contaminant or a pollutant or by other words of similar meaning or regulatory effect.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Compensation Plan” means the Company’s Incentive Compensation Plan, dated October 24, 2012.

“Indebtedness” means any obligation or other liability of the Company and its Subsidiaries under or for any of the following (excluding any trade payable): (a) indebtedness with respect to borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) any obligation evidenced by a note, bond, debenture or similar instrument; (c) swap or hedging contract; (d) capital lease or financial lease (but excluding operating leases); (e) banker acceptance; (f) purchase money mortgage, indenture, deed of trust, or other purchase money lien or conditional sale or other title retention agreement; (g) indebtedness secured by any mortgage, indenture or deed of trust upon any assets; (h) any other deferred purchase price of property or services for which the Company or any of its Subsidiaries is liable, contingently or otherwise as obligor, guarantor, or otherwise, or in respect of which the Company or any of its Subsidiaries otherwise assures against loss and (i) any interest, fee or expense accrued relating to any of the foregoing, and prepayment or similar penalties and expenses which are payable if such liability is paid in full as of the Closing Date.

“Indemnified Party” means a Purchaser Indemnified Party or a Shareholder Indemnified Party, as applicable.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all United States of America and foreign patents, patent applications and patent disclosures, together with all reissuances, divisions, renewals, extensions, provisionals, continuations, continuations-in-part and reexaminations thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, proprietary information, know-how, research development, formulas, technology, technical data, designs, drawings, specifications, research records, records of inventions, test information and customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, and all documentation relating to any of the foregoing throughout the world; (c) all works of authorship (whether copyrightable or not), any and all website content, all copyrights, copyright registrations and applications, registrations and renewals therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; (g) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (h) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Interim Financial Statements” means the unaudited balance sheet and the unaudited consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries as of March 31, 2014 (and comparative statements for the prior year period) for the six-month period then ended.

“Knowledge” means all facts that are known, after reasonable inquiry, (a) with respect to the Shareholder, by the individuals listed on clause (i) of Exhibit 1.1(a) on the date hereof and (b) with respect to the Purchaser, by the individuals listed on clause (ii) of Exhibit 1.1(a).

“Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

“Leased Real Property” means the parcels of real property of which the Company or any Subsidiary is the lessee (together with all fixtures and improvements thereon), excluding real property leased by the Company or any Subsidiary solely for the purpose of self-storage.

“Legal Dispute” means any action, suit, arbitration or proceeding between or among the Parties and their respective Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all material notifications, licenses, permits (including environmental, construction and operation permits), qualifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” mean all mortgages, liens (statutory or otherwise), pledges, security interests, charges, claims, restrictions, limitations, options, easements, encroachments, rights of first refusal, preemptive rights, conditional sale agreements, or other right to purchase, adverse claims or restrictions or reservations of any kind, including restrictions on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting transfer or any other encumbrance of any kind whatsoever.

“Marketing Efforts” means all activity undertaken (or proposed to be undertaken) in connection with the syndication or other marketing of the Financing, including (a) the direct participation by the Company’s senior management team in (i) the preparation of the Marketing Material and due diligence sessions related thereto and (ii) road shows and meetings with prospective lenders and equity investors and (b) the delivery of customary authorization letters.

“Marketing Material” means each of the following: (a) customary bank books, information memoranda and other information packages regarding the business, operations, financial condition, projections and prospects of the Company, including all information relating to the transactions contemplated hereunder; (b) information with respect to the Company for use in customary “road show presentations” with respect to debt and equity and a preliminary and final prospectus with respect to debt and equity, pricing term sheets, a prospectus, offering memorandum or private placement memorandum that is suitable for use in a customary “high-yield road show” or “equity road show,” which prospectus, offering memorandum or private placement memorandum will be in a form that will enable the independent registered public accountants of Company to render a customary “comfort letter” (including customary “negative assurances”) on the Closing Date; and (c) all other marketing material contemplated by the Debt Commitment Letter or reasonably requested by the Purchaser or its Financing Sources in connection with the syndication or other marketing of the Financing.

“Material Adverse Effect” means any state of facts, change, event, circumstance, effect or occurrence, individually or in the aggregate with other facts, change, event, effect or occurrence, that is or would reasonably likely be materially adverse to the, financial condition, results of operations, properties, assets or liabilities (including contingent liabilities), or business of the Company and the Subsidiaries taken as a whole; provided, that none of the following, and no changes, effects, events, circumstances, occurrences or states of facts arising out of or resulting from the following, shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been a Material Adverse Effect, to the extent the following do not materially and disproportionately impact the Company and its Subsidiaries, taken as a whole, compared to other companies in the industry or industries in which the Company and its Subsidiaries operate, in which case the extent of such material and disproportionate effect may be taken in to account in determining whether a Material Adverse Effect has occurred: (a) changes or effects in general economic conditions; (b) changes in Laws or GAAP (or other analogous accounting standards) or the enforcement thereof; (c) changes or effects, including legal, tax or regulatory changes, that generally affect the industry or industry sectors in which the Company and its Subsidiaries operate; (d) any changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; or (e) changes or effects that arise out of or are attributable to the negotiation, execution, public announcement, pendency or performance of this Agreement or the compliance with the provisions thereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, but excluding any breach, violation or default, event of default or event of acceleration (or any event or circumstance that with notice, the lapse of time, or both would be or constitute a breach, violation, default, event of default or event of acceleration) or right of first refusal, right of first offer or preferential right that occurs, becomes exercisable or is otherwise triggered upon or as a result of the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Acquisition.

“Net Working Capital” means the current assets of the Company and its Subsidiaries on a consolidated basis (exclusive of work in progress related to the rental fleet (the “Rental Fleet WIP”), income tax receivables, deferred income tax assets, and any cash and cash equivalents swept by the Shareholder immediately before the Closing), less the current liabilities of the Company and its Subsidiaries on a consolidated basis (exclusive of accounts payable related to the Rental Fleet WIP, income tax accruals, deferred income tax liabilities, Indebtedness classified as current liabilities including interest payable and the Profit Sharing Bonus Accrual), determined in accordance with GAAP other than as set forth herein or in the guidelines set forth on Exhibit 1.1(b) as of the Closing Date. For the sake of clarity, (i) any item classified as Indebtedness is to be excluded from the calculation of Net Working Capital and (ii) the value of the inventory shall be determined in accordance with GAAP and based on the principles set out on Exhibit 1.1(c).

“Ordinary Course” means (a) the ordinary course of business of the Company and its Subsidiaries and consistent with the past practices of the Company and its Subsidiaries and (b) not required to be authorized by the board of directors or other governing body or the parent company (if any) of such entities (including the Shareholder), or by any Person exercising similar authority; provided, that material violations of Law or a material violation of the contractual rights of third parties shall not be Ordinary Course.

“Owned Real Property” means the parcels of real property of which the Company or a Subsidiary is fee title owner (together with all fixtures and improvements thereon).

“Parent” means Compressco Partners, L.P., a Delaware limited partnership.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and other like Liens incurred in the Ordinary Course and not yet delinquent, and (d) in the case of Company Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, easements, mineral leases and reservations, and other minor irregularities in title, none of which, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or any Subsidiary, (ii) have more than an immaterial effect on the value thereof or its use or (iii) impair the ability of such parcel to be sold, leased or subleased for its present use. For the avoidance of doubt, except for Liens described in clauses (a) and (b), Liens securing obligations for the payment of money shall not constitute Permitted Liens hereunder.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates, each of their respective Representatives and each of the heirs, personal representatives, successors and assigns of any of the foregoing.

“Receivables” means the Company and its Subsidiaries’ accounts receivable as of the Closing Date.

“Registered Intellectual Property” means all United States of America and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, and trade dress; intent-to-use applications, or other registrations or applications related to trademarks and service marks and trade dress; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; (e) registered mask works and applications for mask work registration; and (f) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Entity or other public body.

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment, except that “Release” shall not include the foregoing such events or occurrences to the extent it is authorized by or not in violation of Environmental Law and there is no requirement to give notice to any Governmental Entity.

“Remediation Activities” means the testing, investigation, assessment, study, design, monitoring, cleanup, treatment, removal, response, remediation, corrective action, reporting or other similar activities in each case undertaken pursuant to Environmental Laws as required to meet statutory or regulatory requirements, including any such temporary, interim, emergency or permanent activities involving investigation, study, design, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation or bioremediation, the installation and operation of remediation systems, or reporting of released Hazardous Materials to applicable Governmental Entities.

“Representatives” means, with respect to a Person, such Person’s Affiliates and their respective parents, directors, managers, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants, and other agents.

“Securities Act” means the Securities Act of 1933, as amended.

“Schedule” means any schedule attached to this Agreement.

“Shareholder Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Shareholder or any Affiliate of the Shareholder in connection with the transactions contemplated hereby.

“Shareholder Credit Agreement” means the Fourth Amended and Restated Credit Agreement dated March 31, 2005, among the Shareholder, certain lenders and Bank of America, N.A. as Administrative Agent, as modified by Commitment Increase Agreement dated August 23, 2006, as amended by First Amendment to Fourth Amended and Restated Credit Agreement dated February 1, 2007, Second Amendment to Fourth Amended and Restated Credit Agreement dated May 10, 2007, Third Amendment to Fourth Amended and Restated Credit Agreement dated March 4, 2008, Fourth Amendment to Fourth Amended and Restated Credit Agreement dated March 31, 2009, Fifth Amendment to Fourth Amended and Restated Credit Agreement dated February 12, 2010, Sixth Amendment to Fourth Amended and Restated Credit Agreement dated March 24, 2011, Seventh Amendment to Fourth Amended and Restated Credit Agreement dated November 30, 2011, Eighth Amendment to Fourth Amended and Restated Credit Agreement dated April 23, 2012, Ninth Amendment to Fourth Amended and Restated Credit Agreement dated February 15, 2013, and Tenth Amendment to Fourth Amended and Restated Credit Agreement dated July 1, 2014, and as from time to time further modified, amended, supplemented or restated.

“Shareholder Indemnified Parties” means the Shareholder and its Affiliates, each of their respective Representatives and each of the heirs, personal representatives, successors and assigns of any of the foregoing.

“Specified Auditor Assistance” means (a) providing customary “comfort letters” (including customary “negative assurances”) and assistance with the due diligence activities of the Purchaser’s Financing Sources, (b) providing access to work papers of the Company and other supporting documents as may be reasonably requested by the Purchaser or its Financing Sources, (c) providing customary consents to the inclusion of audit reports in any relevant Marketing Material, registration statements and related government filings, and (d) providing customary consents to references to the auditor as an expert in any Marketing Material, registration statements and related governmental filings.

“Subsidiary” or “Subsidiaries” means any or all Persons of which the Company (or other specified Person) shall own directly or indirectly through another Person, a nominee arrangement or otherwise (a) at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person or (b) a majority of the economic interests of such Person.

“Supplier” means each of the 15 largest suppliers or service providers to the Company or its Subsidiaries based on the dollar value of materials or services purchased by the Company or its Subsidiaries for the 12-month period ended on March 31, 2014.

“Target Working Capital” means an amount equal to $32,000,000 up to and including $36,000,000.

“Tax Benefit” means any refund received by a Person of Taxes previously paid, and any credit applied to reduce otherwise required Tax payments of a Person, including any refund or reduction in estimated Tax payments.

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns, amended returns, information statements and reports of every kind with respect to Taxes.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property escheat, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity.

“Termination Date” means the date before the Closing when this Agreement is terminated in accordance with Article IX.

“Territory” shall mean the states and foreign jurisdictions where the Company and its Subsidiaries currently operate, together with the states and foreign jurisdictions where Parent and its Subsidiaries, including Purchaser, operate.

“Transaction Documents” shall mean this Agreement, the Transition Services Agreement, the Warren Cat Non-Compete and any other agreement contemplated by this Agreement to which the Purchaser or the Shareholder is a party, excluding the Financing Documents.

“Transaction Tax Deductions” means items of loss or deduction, including any increase in any net operating loss carryback or carryover, resulting from or attributable to the following items to the extent arising in connection with the transactions contemplated by this Agreement: (i) any transaction bonuses, change-in-control payments, severance payments, retention payments, or similar payments made to employees or other service providers of the Company and its Subsidiaries, (ii) any investment banking, legal, accounting, and other fees and expenses paid or payable by of the Company and its Subsidiaries, (iii) any fees, expenses, premiums, and penalties with respect to the prepayment of debt (including items arising from the write-off or acceleration of the amortization of deferred financing costs incurred by the Company and its Subsidiaries with respect to the payment of any Indebtedness), (iv) any cost or expense arising in connection with the accelerated vesting of restricted stock held by employees of the Company and its Subsidiaries, and (v) any cost or expense arising in connection with the exercise or payment for cancellation of employee or other compensatory options held by employees of the Company and its Subsidiaries. For the avoidance of doubt, Transaction Tax Deductions shall only include, to the extent permitted to be deducted by Law, items of loss or deduction, including any increase in any net operating loss carryback or carryover, resulting from or attributable to (A) severance payments paid to employees or other service providers of the Company and its Subsidiaries in a Pre-Closing Tax Period and (B) severance payments to be paid to employees or other service providers of the Company and its Subsidiaries that have been accrued and included as a current Tax liability in the determination of Net Working Capital and taken into account in determining the amount of the Purchase Price pursuant to Article III. Any other severance payments paid or to be paid to employees or other service providers of the Company and its Subsidiaries shall be attributable solely to a Post-Closing Tax Period for Tax purposes. For the avoidance of doubt, “Transaction Tax Deductions” will not include any items of loss or deduction, including any increase in any net operating loss carryback or carryover, resulting from or attributable to any incentive bonus payments made after December 31, 2014.

“Transition Services Agreement” means the transition services agreement attached to this Agreement as Exhibit 1.1(d).

“Treasury Regulations” means the Income Tax Regulations, promulgated under the Code.

“WAC” means Warren Administration Company, a Delaware corporation.

“Warren Administration Lease” means that certain Lease Agreement, dated December 4, 2012, between the Company and WAC.

“Warren Cat” means Warren Power & Machinery, Inc., a Delaware corporation, doing business as Warren Cat.

“WARN” means the United States Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder.

“Working Capital Deficit” means the amount, if any, by which the Estimated Working Capital is less than the minimum amount of the Target Working Capital, as reflected on the Final Working Capital Schedule.

“Working Capital Surplus” means the amount, if any, by which the Estimated Working Capital is greater than the maximum amount of the Target Working Capital, as reflected on the Final Working Capital Schedule.

“Year-End Profit Sharing Bonus Plan” means the Company Year-End Profit Sharing Bonus plan as listed in Item 14 of Schedule 4.16(a).

Section 1.2. Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Accrual	4.16(b)
401(k) Accrual Schedule	6.6(f)
Accrual Schedules	6.6(f)
Acquisition	Recital
Agreement	Recital
Allocation	6.8(a)(ii)
Arbitrator	3.4(d)
ARI	6.22
ARI Vehicle Lease	6.22
Cap	10.5(a)
Closing Date Statement	3.2
Closing Payment	3.1
Company	Recital
Company Continuing Employees	6.6(b)
Company Contracts	4.13
Company Debt	4.13(a)
CSI Employee	6.6(b)
Deductible	10.5
Dispute Notice	3.4(b)
Estimated Working Capital	3.2
Excluded Assets	6.19
Excluded Lease	6.19
Excluded Liabilities	6.19
Expiration Date	9.1(d)
FCPA	4.12(b)(iv)
Financing Related Parties	11.15
Incentive Compensation Accrual	4.16(b)
Incentive Compensation Accrual Schedule	6.6(f)
Indemnifying Party	10.3(a)

Insurance Contracts	4.17
Intercompany Arrangements	6.16
Legal Proceeding	4.11(a)
Offer	6.6(a)
Parent Guaranty	Recital
Parties	Recital
Party	Recital
PPHB	4.25
Preliminary Working Capital Schedule	3.4(a)
Profit Sharing Bonus Accrual	4.16(b)
Profit Sharing Bonus Accrual Schedule	6.6(f)
Purchase Price	3.1
Purchased GE Vehicles	6.22
Purchaser	Recital
Purchaser 401(k) Plan	6.6(g)
Purchaser Incentive Plans	6.6(c)
Purchaser Losses	10.1
Real Property Leases	4.6(c)
Release Documents	6.13
Restricted Business	6.9(a)
Schedule Supplement	6.5
Section 338 Forms	6.8(a)(iii)
Seller Related Parties	11.15
Shareholder	Recital
Shareholder Losses	10.2
Shares	Recital
Single Claim Amount	10.5
Straddle Period	6.8(c)
Third Quarter Financials	6.17
Transfer Taxes	6.8(i)
WAC Employee Offerees	6.6(a)
Warranty	4.24
Warren Cat Non-Compete	8.2(i)
Workers Compensation	6.23

Section 1.3. Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural; (b) references to any gender include the other genders; (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the terms “day” and “days” mean and refer to calendar day(s); (f) the terms “year” and “years” mean and refer to calendar year(s) and (g) all references in this Agreement to “dollars” or “$” shall mean United States Dollars. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto,

(B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

Section 1.4. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II

PURCHASE AND SALE

Section 2.1. Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing, the Shareholder will sell, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Shareholder, all of the Shares, free and clear of all Liens.

Section 2.2. Further Assurances. Each Party shall on the Closing Date and from time to time thereafter, at the other Party’s reasonable request and without further consideration, execute and deliver to the other Party such instruments of transfer, conveyance and assignment as shall be reasonably requested to transfer, convey and assign the Shares to the Purchaser and otherwise to effect the transactions contemplated by this Agreement.

ARTICLE III

PURCHASE PRICE; ADJUSTMENTS

Section 3.1. Purchase Price. The aggregate cash amount to be paid for the Shares by the Purchaser at Closing (the “Closing Payment”) shall be an amount equal to (a) $825,000,000 (the “Purchase Price”), plus (b) the Estimated Working Capital Surplus, if any, minus (c) the Estimated Working Capital Deficit, if any. At the time of Closing, the Company shall have no Indebtedness; provided that, to the extent that, at the time of Closing, the Company has any Indebtedness, the Purchase Price shall be subject to a downward adjustment in the amount of such Indebtedness.

Section 3.2. Closing Date Statement. Not less than two (2) Business Days before the Closing Date, the Shareholder shall deliver to the Purchaser a statement (the “Closing Date Statement”), signed by the Vice President of Finance of the Shareholder, which sets forth the Shareholder’s good faith best estimate of (A) the Net Working Capital (the “Estimated Working Capital”), and (B) the Estimated Working Capital Surplus, if any, or the Estimated Working Capital Deficit, if any. The Closing Date Statement shall be prepared in good faith in accordance with GAAP, except as otherwise provided in the definition of Net Working Capital. The Closing Date Statement shall be accompanied by supporting or back-up schedules and documentation. If Purchaser has any disagreements regarding whether the Closing Date Statement was prepared in accordance with this Section 3.2, the Purchaser shall contact the Shareholder at least one Business Day before the Closing Date, and in such case the Shareholder and the Purchaser shall attempt in good faith to resolve any disagreements. If the Purchaser and the Shareholder agree on changes to the Shareholders’ proposed Closing Date Statement, then the Closing Date Statement will be revised by the Shareholder to give effect to such changes (and the Closing Date Statement, as so revised, shall be deemed to be the Closing Date Statement for all purposes herein). If the Purchaser and the Shareholder do not agree on changes to the Closing Date Statement, then the Closing Date Statement initially delivered by the Shareholder shall be deemed to be the Closing Date Statement for purposes of this Agreement.

Section 3.3. Payment of Purchase Price. On the Closing Date, the Purchaser shall pay the Shareholder an aggregate amount equal to the Closing Payment. All payments required under this Section 3.3 or any other provision of this Agreement shall be made in cash by the wire transfer of immediately available funds to such bank account as shall be designated in writing by the recipient, at least three (3) Business Days before the applicable payment date.

Section 3.4. Purchase Price Adjustment.

(a) No later than ninety (90) days following the Closing Date, the Purchaser shall prepare and deliver to the Shareholder a statement (the “Preliminary Working Capital Schedule”), which sets forth the Purchaser’s calculation of (i) the Net Working Capital and (ii) the Working Capital Surplus, if any, or the Working Capital Deficit, if any. The Preliminary Working Capital Schedule shall be prepared in good faith in accordance with GAAP, except as otherwise provided in the definition of Net Working Capital. Purchaser may only make a claim for an adjustment to Net Working Capital on the Preliminary Working Capital Schedule in respect of inventory if, and to the extent, that (1) such inventory is listed or reflected as inventory owned by the Company or any of its Subsidiaries on the Closing Date Statement as of the Closing Date, but is not owned by the Company or any of its Subsidiaries as of the Closing Date, (2) such inventory was assigned a book value in preparing the Closing Date Statement in excess of the value that should have been assigned in accordance with GAAP, except as otherwise provided on Exhibit 1.1(c).

(b) The Shareholder shall have thirty (30) days following receipt of the Preliminary Working Capital Schedule during which to notify the Purchaser of any dispute of any item contained in the Preliminary Working Capital Schedule, which notice (a “Dispute Notice”) shall set forth in reasonable detail the basis for such dispute. If the Shareholder fails to notify the Purchaser of any such dispute within such thirty (30) day period, the Preliminary Working Capital Schedule shall be deemed to be the Final Working Capital Schedule, and any items or components of the Preliminary Working Capital Schedule with respect to which the Shareholder does not deliver a Dispute Notice within such 30-day period shall be deemed accepted and agreed to by the Shareholder, and shall be final and binding on the parties to this Agreement.

(c) If the Shareholder timely delivers a Dispute Notice to the Purchaser, the Purchaser and the Shareholder shall cooperate in good faith to reach agreement on the disputed item(s) on the Preliminary Working Capital Schedule as promptly as possible. Upon any resolution and agreement, the Final Working Capital Schedule shall be prepared in accordance with the agreement of the Purchaser and the Shareholder.

(d) If the Purchaser and the Shareholder are unable to resolve any dispute regarding the Preliminary Working Capital Schedule and reach agreement within thirty (30) days (or such longer period as the Purchaser and the Shareholder shall mutually agree in writing), following delivery of the Dispute Notice, the Purchaser and the Shareholder shall (i) appoint the Houston office of Deloitte Touche Tohmatsu Limited or (ii) if such accounting firm is unable or unwilling to take such assignment, appoint an accounting firm mutually agreed upon by the Purchaser and the Shareholder (such identified accounting firm or, if applicable, the firm so selected, the “Arbitrator”) and submit such disputed matters to the Arbitrator for resolution. Such resolution shall be final and binding on the Parties. The Purchaser and the Shareholder shall instruct the Arbitrator to make a final determination of Net Working Capital and the Working Capital Deficit, if any, or the Working Capital Surplus, if any, based solely on the items that are in dispute and that, in resolving such items in dispute and in determining Net Working Capital and the Working Capital Deficit, if any, or the Working Capital Surplus, if any, the Arbitrator shall not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by the Purchaser, on the one hand, or the Shareholder, on the other hand, or (B) less than the smallest value for such item assigned by the Purchaser, on the one hand, or the Shareholder, on the other hand. In addition, the Arbitrator’s review shall be limited to the items or amounts that have been identified as items or amounts as to which the Purchaser and the Shareholder have been unable to agree, and the Arbitrator shall consider only the written materials submitted by the Purchaser and the Shareholder and the applicable provisions of this Agreement (i.e., the Arbitrator will not conduct an independent review). The Arbitrator shall use commercially reasonable efforts to complete its work within sixty (60) days following its engagement. The fees, costs and expenses of the Arbitrator (1) shall be borne by the Purchaser in the proportion that the aggregate dollar amount of all such disputed items so submitted that are unsuccessfully disputed by the Purchaser (as finally determined by the Arbitrator) bears to the aggregate dollar amount of such items so submitted and (2) shall be borne by the Shareholder in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Purchaser (as finally determined by the Arbitrator) bears to the aggregate dollar amount of all such items so submitted. If any disputes are submitted to the Arbitrator pursuant to this Section 3.4(d), the Final Working Capital Schedule shall be prepared in accordance with the decision of the Arbitrator and, to the extent applicable, the agreement of the Purchaser and the Shareholder.

(e) Within five (5) Business Days following the determination of the Final Working Capital Schedule in accordance with this Section 3.4:

(i) To the extent that there is a Working Capital Deficit on the Final Working Capital Schedule, the Shareholder shall be obligated to pay to the Purchaser in cash an aggregate amount equal to the Working Capital Deficit by wire transfer of immediately available funds to an account designated by the Purchaser; provided, however, that Shareholder shall not be obligated to make any payments under this Section 3.4(e)(i) to the extent that such Working Capital Deficit was already subtracted from the Purchase Price pursuant to Section 3.1 as an Estimated Working Capital Deficit.

(ii) To the extent there is a Working Capital Surplus on the Final Working Capital Schedule, the Purchaser shall pay to the Shareholder in cash an aggregate amount equal to the Working Capital Surplus by wire transfer of immediately available funds to an account designated by the Shareholder; provided, however, that Purchaser shall not be obligated to make any payments under this Section 3.4(e)(ii) to the extent that such Working Capital surplus was already added to the Purchase Price pursuant to Section 3.1 as an Estimated Working Capital Surplus.

(f) For Tax purposes, any payment by the Purchaser or the Shareholder under this Section 3.4, shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

The Shareholder hereby represents and warrants to the Purchaser as follows as of the date hereof and as of the Closing Date:

Section 4.1. Organization. The Shareholder is a corporation duly formed and validly existing under the laws of the State of Delaware. The Company and each Subsidiary is a corporation, limited liability company or other organization duly formed, validly existing and in good standing, as applicable, under the laws of the jurisdiction of incorporation or organization, as applicable, set forth on Schedule 4.1 and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each Subsidiary is duly qualified or registered as a foreign corporation, limited liability company or other organization, as applicable, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where such failure to be so qualified or registered will not cause a Company Material Loss. Schedule 4.1 contains a correct and complete list of the jurisdictions in which the Company and each Subsidiary is qualified or registered to do business as a foreign corporation or limited liability company, as applicable. The Shareholder has made available to the Purchaser true, complete and correct copies of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or similar governing documents of the Company and each of its Subsidiaries as in effect on the date hereof.

Section 4.2. Authorization. The Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and the Shareholder Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Shareholder Ancillary Documents by the Shareholder, the performance by the Shareholder of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Shareholder. This Agreement has been and, as of the Closing Date, the Shareholder Ancillary Documents shall be, duly executed and delivered by the Shareholder and do or shall, as the case may be, constitute the valid and binding agreements of the Shareholder, enforceable against the Shareholder in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3. Capital Stock.

(a) Schedule 4.3(a) accurately and completely sets forth the capital structure of the Company and each Subsidiary including the number of shares of capital stock or other equity interests which are authorized and which are issued and outstanding. All of the issued and outstanding shares of capital stock or other equity interests of the Company and each Subsidiary (a) are duly authorized, validly issued, fully paid and nonassessable and (b) are held of record by the Persons and in the amounts set forth on Schedule 4.3(a). Except as set forth on Schedule 4.3(a), no shares of capital stock or other equity interests of the Company or any Subsidiary are reserved for issuance or are held as treasury shares, and (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, pre-emptive rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of the Company or any Subsidiary; (ii) there are no outstanding contracts or other agreements of the Company, any Subsidiary, the Shareholder or any other Person to purchase, redeem or otherwise acquire any outstanding shares of capital stock or other equity interests of the Company or any Subsidiary, or securities or obligations of any kind convertible into any shares of the capital stock or other equity interests of the Company or any Subsidiary; (iii) there are no dividends which have accrued or been declared but are unpaid on the capital stock or other equity interests of the Company or any Subsidiary; (iv) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company or any Subsidiary; and (v) there are no voting agreements or other agreements relating to the management of the Company or any Subsidiary.

(b) Neither the Company nor any Subsidiary has any outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the Shareholder, the Company or any Subsidiary on any matter.

Section 4.4. Subsidiaries. Except as set forth on Schedule 4.4, neither the Company nor any Subsidiary owns, directly or indirectly, any capital stock or other equities, securities or interests in, or any note or other contractual right exercisable or exchangeable for, or convertible into, any other corporation or in any limited liability company, partnership, joint venture or other entity.

Section 4.5. Absence of Restrictions and Conflicts. The execution, delivery and performance by the Shareholder of this Agreement and the Shareholder Ancillary Documents and the consummation of the transactions contemplated hereby and thereby: (a) will not create in any party the right to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and (b) do not or will not (as the case may be) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (i) any term or provision of the organizational or constituent documents of the Shareholder, the Company or any

Subsidiary, (ii) except as indicated on Schedule 4.13, any Company Contract or any other contract, agreement, permit, franchise, license or other instrument applicable to the Company or any Subsidiaries, (iii) any judgment, decree or order of any court or Governmental Entity or agency to which the Shareholder, the Company or any Subsidiary is a party or by which the Shareholder, the Company or any Subsidiary or any of their respective properties are bound, or (iv) any Law or arbitration award applicable to the Company or any Subsidiary, except in the cases of sub-clauses (ii), (iii) and (iv) of clause (b) where the violation, conflict, breach, default, loss of benefit, acceleration or failure to give notice will not have a Company Material Loss. Except for compliance with the requirements of the HSR Act, no consent, approval, order, non-action or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Company or any Subsidiary in connection with the execution, delivery or performance of this Agreement or the Shareholder Ancillary Documents, or the consummation of the transactions contemplated hereby or thereby.

Section 4.6. Real Property.

(a) Schedule 4.6(a) sets forth a correct and complete legal description of the Owned Real Property.

(b) The Company has good and marketable title to the Owned Real Property free and clear of all Liens, other than Permitted Liens. The Company has not entered into any lease, license or other agreement permitting any third party to use or occupy any of the Owned Real Property except as set forth on Schedule 4.6(b).

(c) Schedule 4.6(c) sets forth a correct and complete list of all leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) of the Leased Real Property (collectively, the “Real Property Leases”) and the date and names of all parties to each such lease of Leased Real Property. Except as shown on Schedule 4.6(c), none of the Real Property Leases has been assigned or sublet or amended, modified or supplemented in any way.

(d) The Company or one of its Subsidiaries, as listed on Schedule 4.6(c), is the sole owner of a valid leasehold interest in the Leased Real Property free and clear of all Liens, other than Permitted Liens. The Leases are in full force and effect with respect to the Company or any Subsidiary, as applicable, and, to the Knowledge of the Shareholder, each other party to such Leases. Neither the Company nor any Subsidiary has pledged or otherwise encumbered any interest in the Real Property Leases, nor has the Company or any Subsidiary assigned, sublet or otherwise transferred any rights, title or interests in any of the Leased Real Property to any third party.

(e) Except as set forth on Schedule 4.12 and Schedule 4.18, to the Knowledge of the Shareholder, no portion of the Company Real Property, or any building or improvement located thereon, contains a violation of any Law which will prevent or materially impair the ability of the Company or any Subsidiary to conduct its business as presently conducted. Except for the Permitted Liens, no Company Real Property is subject to (i) any decree or order of any Governmental Entity (or, to the Knowledge of the Shareholder, threatened or proposed order) or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

(f) The material improvements and fixtures on the Company Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. The Shareholder has no Knowledge of any material defect or material problem with any such building or improvement. No condemnation, expropriation or similar proceeding is pending or, to the Knowledge of the Shareholder, threatened against any of the Company Real Property or any improvement thereon.

Section 4.7. Title to Assets; Related Matters.

(a) Except as set forth on Schedule 4.7(a), the Company and its Subsidiaries have good and valid title, a valid leasehold interest in, or a valid license for, all of the property and assets owned, leased, licensed, operated or used by the Company and its Subsidiaries, free and clear of all Liens, except Permitted Liens.

(b) All material equipment and other items of tangible personal property and assets owned, leased, licensed, operated or used by the Company and its Subsidiaries (i) are in good operating condition and in a state of good maintenance and repair in accordance with normal industry practice, ordinary wear and tear excepted, (ii) were acquired and are usable in the Ordinary Course, (iii) conform to all applicable Laws applicable thereto. The Shareholder has no Knowledge of any material defect or problem with any of such equipment, tangible personal property or assets other than ordinary wear and tear. Except as set forth on Schedule 4.7(b) and except for leased items that are subject to personal property leases, no Person other than the Company or its Subsidiaries owns any equipment or other tangible personal property or assets situated on the premises of the Company or any Subsidiary.

(c) Except as set forth on Schedule 4.7(c), neither the Shareholder nor any of its Affiliates (other than the Company and its Subsidiaries) owns or holds any assets or property (tangible or intangible) that are currently being used in connection with the business of the Company and its Subsidiaries.

Section 4.8. Inventory and Products.

(a) The Company’s and its Subsidiaries’ inventory is sufficient for the operation of the Company’s and its Subsidiaries’ business in the Ordinary Course. To the Knowledge of the Shareholder, no inventory previously sold by the Company or any of its Subsidiaries is subject to returns in excess of those historically experienced by the Company or its Subsidiaries.

(b) The products manufactured or sold by the Company and its Subsidiaries in the Ordinary Course are and to the Knowledge of the Shareholder, have been (i) in material compliance with all applicable Laws and (ii) fit for ordinary purposes for which they are intended to be used and conform in all material respects to any warranty made with respect to such products. To the Knowledge of the Shareholder, (i) there is no design defect with respect to any of such products, and (ii) each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Law and current industry practice with respect to its contents and use.

(c) To the Knowledge of the Shareholder, neither the Company nor any Subsidiary has any liability for replacement of any product or other damages in connection therewith or any other customer or product obligations not reserved against in the Financial Statements. Since September 30, 2010, there has not been, nor is there currently under consideration by the Company or any Subsidiary or (to the Knowledge of the Shareholder) any Governmental Entity, any recall, post-sale warning or similar action in respect of any of the Company’s or any Subsidiary’s products or any product similar to the Company’s or any Subsidiary’s products.

(d) To the Knowledge of the Shareholder, neither the Company nor any Subsidiary has any material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold by the Company. Except as set forth on Schedule 4.8(d), to the Knowledge of the Shareholder, neither the Company nor any Subsidiary has committed any act or failed to commit any act which will result in, and there has been no occurrence which will give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to any product sold by the Company.

Section 4.9. Financial Statements.

(a) The Financial Statements are attached as Schedule 4.9(a). The Financial Statements have been prepared in accordance with GAAP from the books and records of the Company and its Subsidiaries, and such books and records have been maintained on a basis consistent with GAAP, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries, as applicable, as of the respective dates they were prepared and the results of the operations and cash flows of the Company and its Subsidiaries for the periods indicated. Since September 30, 2013, there has been no significant change in any accounting (or tax accounting) policy, practice or procedure of the Company or any Subsidiary.

(b) There are no liabilities or obligations of the Company or its Subsidiaries of any nature, whether or not known or unknown, accrued, contingent or otherwise which could give rise to a Company Material Loss, other than those that (i) are reflected or reserved against on the most recent Financial Statement and (ii) have been incurred in the Ordinary Course since September 30, 2013, and none of which relate to a breach of contract a tort or a violation of Law.

(c) The Company maintains a system of accounting controls that is sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.10. Absence of Certain Changes.

(a) Since September 30, 2013 and except as set forth on Schedule 4.10, (i) there has not been any development, event, change or effect that, individually or in the aggregate, has or would reasonably be expect to have a Material Adverse Effect, (ii) there has not been any damage, destruction, loss or casualty to property or assets of the Company or any Subsidiary with a value in excess of $250,000, whether or not covered by insurance, and (iii) the Company and each Subsidiary has:

(x) conducted its businesses in the Ordinary Course and not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment with respect to the Company or any Subsidiary, except those in the Ordinary Course and not otherwise described in this Section 4.10; and

(y) continued to maintain its books and records in accordance with GAAP.

(b) Since September 30, 2013, and except as disclosed on Schedule 4.10, the Company has not (i) incurred any damage, loss or expenses in excess of $50,000 individually or $250,000 in the aggregate or (ii) swept or otherwise paid or transferred any cash out of the Company or any of its Subsidiaries to the Shareholder or any of its Affiliates (other than the Company and its Subsidiaries), other than in the Ordinary Course or as permitted hereunder, or (iii) taken (or failed to take) any action which, if taken (or failed to be taken) after the date hereof would require the consent of the Purchaser pursuant to Section 6.1 (other than clause (i), clause (j), clause (n), or clause (o) thereof).

(c) Except as set forth on Schedule 4.10, since December 31, 2013, the Company has not made any amendment to any Tax Returns, made any election, adopted any accounting method or fiscal year, or taken any position in any Tax Returns relating to the Company or any of its Subsidiaries that is inconsistent with any such election, accounting method, fiscal year or position previously made, adopted or taken with respect to the Company or any of its Subsidiaries.

Section 4.11. Legal Proceedings.

(a) Except as set forth on Schedule 4.11, no suit, action, claim, arbitration, proceeding or investigation is pending or, to the Knowledge of the Shareholder, threatened against, relating to or involving the Company, any Subsidiary, its respective business or its respective real or personal property before any Governmental Entity or arbitrator (a “Legal Proceeding”). None of the Legal Proceedings set forth on Schedule 4.11, if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or result in criminal liability in respect of the Company or any Subsidiary. Neither the Company nor any Subsidiary is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

(b) No actions, suits, claims, investigations or other legal proceedings are pending or, to the Shareholder’s knowledge, threatened against or by the Shareholder, the Company or any Subsidiary that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.12. Compliance with Law.

(a) (i) The Shareholder (solely with respect to the business of the Company and its Subsidiaries), the Company and each Subsidiary is, and since September 30, 2012 have been, in compliance with all applicable Laws, except where the failure to do so will not have a Company Material Loss; (ii) neither the Shareholder (solely with respect to the business of the Company and its Subsidiaries), the Company nor any Subsidiary has been charged with, nor received any written notice that it is under investigation with respect to, and, to the Knowledge of the Shareholder, neither the Shareholder (solely with respect to the business of the Company and its Subsidiaries), the Company nor any Subsidiary is otherwise now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Entity; (iii) neither the Shareholder (solely with respect to the business of the Company and its Subsidiaries), the Company nor any Subsidiary is a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity or arbitrator; (iv) the Shareholder (solely with respect to the business of the Company and its Subsidiaries), the Company and each Subsidiary has filed all material reports and has all material Licenses required to be filed with any Governmental Entity on or before the date hereof; and (v) neither the Company nor any Subsidiary has failed to comply with any Law or authorization by any Governmental Entity to the extent that such failure is reasonably expected to result in or give rise to: (a) any criminal liability in respect of the Company or any Subsidiary, or (b) any restrictions, penalties, limitations or other Liens being imposed on the Company or any Subsidiary or its assets that would result in a Company Material Loss.

(b) The Company, each Subsidiary and their agents are in compliance with all applicable U.S. and foreign Laws and regulations related to (1) participation in unsanctioned foreign boycotts and (2) the import and export of goods, equipment, materials, software, technology, and services, including the following:

(i) all applicable licensing, recordkeeping, and reporting requirements of the Export Administration Act, 50 U.S.C. app. §§ 2401-2420, the Ribicoff Amendment to the Tax Reform Act of 1976 (codified at 26 U.S.C. § 999), and the Export Administration Regulations, 15 C.F.R. Part 730 et seq.;

(ii) all applicable economic sanctions and embargo Laws enacted pursuant to statute, executive order, regulations, rulings, and licenses, including the Trading With The Enemy Act, 50 U.S.C. App. §§ 1-44, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Iran-Iraq Arms Non-Proliferation Act of 1992, Pub. L. 102-484, §§1601-08 (as amended), the

Antiterrorism and Effective Death Penalty Act of 1996, Pub.L. 104-132, 110 Stat. 1214-1319, and regulations enforced by the Office of Foreign Assets Control, including the Foreign Assets Control Regulations, 31 C.F.R. part 500, the Iranian Transaction Regulations, 31 C.F.R. Part 560, the Global Terrorism Sanctions Regulations, 31 C.F.R. Part 594, the Terrorism Sanctions Regulations, 31 C.F.R Part 595, the Terrorism List Governments Sanctions Regulations, 31 C.F.R. Part 596, and the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597;

(iii) all applicable certification, permitting, valuation, classification, reporting, and recordkeeping requirements concerning the importation of products; and

(iv) all applicable anti-bribery prohibitions as set forth in the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. (“FCPA”) against the Company, as a domestic concern other than as an issuer (as defined in the FCPA), making, or authorizing any party acting on the Company’s behalf to make, directly or indirectly, with a corrupt motive, any offer, payment, or promise to pay or give any money, property, services or anything of value to any foreign official (as defined by the FCPA) for the purpose of inducing or influencing any acts or decisions of any foreign official with regard to the Company’s business in order to obtain or retain business for or with, or secure an improper advantage for, the Company.

Section 4.13. Company Contracts. Schedule 4.13(x) sets forth a correct and complete list of the following contracts to which the Company or any Subsidiary is a party, by which the Company, any Subsidiary or any property of any thereof is subject, or by which the Company or any Subsidiary is otherwise bound, whether oral or written (together with the Real Property Leases and the Customer Contracts, the “Company Contracts”) (other than the Real Property Leases set forth on Schedule 4.6(c) and the Company Benefit Plans set forth on Schedule 4.16):

(a) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees, pledges or other contracts relating to the borrowing of money or incurrence of Indebtedness or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Company or any Subsidiary (“Company Debt”), including any such Company Debt related to the Shareholder Credit Agreement;

(b) all leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible);

(c) all contracts and agreements that (i) limit or restrict the Company, its Subsidiaries or any of their respective officers, directors, employees, shareholders or other equity holders, agents or other Representatives (in their capacity as such) from engaging in any business or other activity in any jurisdiction; (ii) create or purport to create any exclusive or preferential relationship or arrangement; (iii) otherwise restrict or limit the ability of the Company or its Subsidiaries to operate or expand the business; or (iv) impose, or purport to impose, any obligations or restrictions on Affiliates of the Company;

(d) all contracts and agreements for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company or any Subsidiary of an amount in excess of $100,000;

(e) all contracts and agreements that provide for an increased payment or benefit, or accelerated vesting, upon the execution hereof, or the Closing, or in connection with the transactions contemplated hereby;

(f) all contracts and agreements granting any Person a Lien on all or any part of any asset;

(g) all contracts and agreements for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(h) all contracts and agreements for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(i) all contracts, Licenses and agreements to which the Company or any Subsidiary is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the Ordinary Course) or (ii) pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company or any Subsidiary;

(j) all joint venture or partnership contracts and all other contracts providing for the sharing of any profits;

(k) all contracts or agreements entered into involving the sale or purchase of assets or capital stock of any Person, other than in the Ordinary Course, or a merger, consolidation, business combination or similar transaction;

(l) all contracts and agreements with any Customer;

(m) all contracts and agreements with any Supplier;

(n) all outstanding powers of attorney empowering any Person to act on behalf of the Company or any Subsidiary, other than powers of attorney granted to customs brokers in the Ordinary Course; and

(o) all existing contracts and agreements (other than those described in subsections (a) through (n) of this Section 4.13 or a customer contract or purchaser order entered into in the Ordinary Course) (i) involving an annual commitment or annual payment to or from the Company or any Subsidiary of more than $100,000 individually or (ii) that is material to the Company and its Subsidiaries.

Each of the Company Contracts (including, for the sake of clarity, Customer Contracts) and all supply contracts and agreements (excluding work orders and purchase orders individually requiring the Company or any Subsidiary to spend an amount less than $100,000) for the provision of goods or services for the Company or any Subsidiary, is legal, valid, binding and enforceable in accordance with its respective terms with respect to the Company or any Subsidiary, as applicable, and, to the Knowledge of the Shareholder, each other party to such Company Contract. Except as set forth on Schedule 4.13(y), no material default or breach of the Company or any Subsidiary, as applicable, exists under any Company Contract and, to the Knowledge of the Shareholder, no such default exists with respect to any third party to any Company Contract. Neither the Company nor any Subsidiary is participating in any discussions or negotiations regarding modification of or amendment to any Company Contract or entry in any new material contract applicable to the Company, any Subsidiary or the real or personal property of the Company or any Subsidiary, except in the Ordinary Course. Each Company Contract required to be set forth on Schedule 4.13 that requires the consent of or notice to the other party thereto in order to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby is identified with an asterisk or carat, respectively.

Section 4.14. Taxes.

(a) Tax Returns and Payment of Taxes. Except as set forth on Schedule 4.14(a), all Tax Returns of the Company and each Subsidiary due to have been filed through the date hereof in accordance with applicable Law have been duly filed and are correct and complete in all material respects. Except as set forth on Schedule 4.14(a), all Taxes, deposits of Taxes or other payments relating to Taxes due and owing by the Company and each Subsidiary (whether or not shown on any Tax Return), have been paid in full. Except as set forth on Schedule 4.14(a), no extensions of time are in effect with respect to the dates on which any Tax Returns of the Company or any Subsidiary were or are due to be filed. No written claim has been made within the last thirty-six (36) months by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances obligate it to make any payments that will not be deductible under Section 280G of the Code. Except as set forth on Schedule 4.14(a), the Company and each of its Subsidiaries have delivered to the Purchaser correct and complete copies of all federal, state, local and foreign income Tax Returns (together with any agents’ reports) relating to its respective operations and each of its Subsidiaries for taxable periods ended on or after December 31, 2009.

(b) Tax Audits and Other Proceedings. No claim for any Tax deficiency has been asserted or assessed in writing against the Company or any of its Subsidiaries, or against the Shareholder with respect to the Company or any of its Subsidiaries, which has not been paid or resolved. No Liens for Taxes (other than Taxes not yet due and payable or being contested in good faith by appropriate proceedings) upon any of the assets of the Company or any of its Subsidiaries exist. Except as set forth on Schedule 4.14(b), to the

Knowledge of the Shareholder, no claims, audits, or investigations are pending or threatened against the Company or any of its Subsidiaries, or against the Shareholder with respect to the Company or any of its Subsidiaries, for any Tax. No outstanding waivers or agreements by or on behalf of the Company or any Subsidiary for the extension of time for the assessment of any Taxes or deficiency thereof exist. No requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any Subsidiary, or any other matters relating to Taxes pending between the Company or any Subsidiary and any Governmental Entity exist.

(c) Consolidated or Combined Tax Return Liabilities. Neither the Company nor any Subsidiary (i) is a party to any Tax allocation, sharing or indemnification agreement under which the Company or any Subsidiary will have any liability after the Closing (other than an agreement solely among the Company and its Subsidiaries); and (ii) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Shareholder). The Shareholder has filed a consolidated federal income Tax Return with the Company and its Subsidiaries for the taxable year immediately preceding the current taxable year and is eligible to make a Code §338(h)(10) election. Except as set forth on Schedule 4.14(c), each consolidated, combined, or unitary group of which the Company or any Subsidiary is or was a member has filed all income Tax Returns that it was required to file for each taxable period during which any of the Company and its Subsidiaries was a member of the group. All such Tax Returns were correct and complete in all material respects. All material income Taxes owed by any consolidated, combined, or unitary group of which the Company or any of its Subsidiaries is or was a member (whether or not shown on any Tax Return) have been paid for each taxable period during which the Company or any Subsidiary was a member of the group. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person, other than the Company or any of its Subsidiaries, under Treasury Regulations Section 1.1502–6 (or any similar provision of United States state, local, or foreign Law, including, but not limited to, Texas Tax Code Chapter 171), as a result of being a member of a consolidated or combined group (other than a consolidated or combined group the common parent of which is the Shareholder), as a transferee, by contract, or otherwise.

(d) Tax Accruals. The liability for Taxes of the Company and its Subsidiaries (i) as of the Balance Sheet date did not exceed the accrued liability for Taxes of the Company and its Subsidiaries (not including any accrual for Taxes with respect to timing differences between book and Tax income) on the Balance Sheet, and (ii) as of the Closing Date do not exceed such accrued liability for Taxes as adjusted through the Closing Date in accordance with past custom and practice.

(e) Deferred Tax Liabilities. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) change in method of accounting for a Taxable period ending before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or before the Closing Date; (iii) installment sale or open transaction disposition made on or before the Closing Date; (iv) prepaid amount received on or before the Closing Date; or (v) election made (or contemplated to be made) under Section 108(i) of the Code.

(f) Distributions. Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(g) Reportable Transactions. Neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(h) USRPHC; CFC; etc. Except as set forth on Schedule 4.14(h), neither the Company nor any of its Subsidiaries (i) has been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of United States state, local or foreign Law), (ii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of United States state, local or foreign law); (iii) has been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iv) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(i) Property Owned by the Company and its Subsidiaries. No property owned by the Company or any of its Subsidiaries is (i) property required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Code, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Revenue Procedure 2001-28, 2001-1 C.B. 1156, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to a “Section 467 rental agreement” as defined in Section 467 of the Code.

(j) Exclusivity. Except for certain representations related to Taxes in Section 4.16, the representations and warranties set forth in this Section 4.14 are the Shareholder’s sole and exclusive representations and warranties regarding Tax matters.

Section 4.15. Employment Matters.

(a) Neither the Company nor any Subsidiary is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Since December 31, 2010 there has not been, nor to the Shareholder’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or any of the Subsidiaries.

(b) The Company and each of the Subsidiaries is in compliance with all applicable Laws pertaining to employment and employment practices, except to the extent that non-compliance will not result in a Company Material Loss. Except as set forth on Schedule 4.15 or as will not have a Company Material Loss, no actions, suits, claims, investigations or other legal proceedings against the Company or any Subsidiary are pending, or to the Knowledge of the Shareholder, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee of the Company or any Subsidiary, including, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c) The representations and warranties set forth in this Section 4.15 are the Shareholder’s sole and exclusive representations and warranties regarding employment matters.

Section 4.16. Company Benefit Plans.

(a) Each Company Benefit Plan is identified on Schedule 4.16(a). Neither the Company, nor any Subsidiary has any liability with respect to an Employee Benefit Plan that is subject to Title IV of ERISA, or an Employee Benefit Plan that is described in Section 413(c) of the Code or Section 3(40) of ERISA. The terms of each Company Benefit Plan as currently in effect that purports to be qualified under Section 401(a) of the Code and any trust which is a part of any such Company Benefit Plan are subject to a favorable determination letter or opinion letter from the U.S. Internal Revenue Service, and each such plan has been operated and administered in accordance with all Laws (including ERISA and the Code). The terms of each other Company Benefit Plan satisfy the requirements of Laws (including, ERISA and the Code), and each such plan has been operated and administered materially in accordance with all material Laws (including ERISA and the Code). All material reporting and disclosure obligations under Laws (including, ERISA and the Code) with respect to the Company Benefit Plans have been timely satisfied. Neither the Company nor a Subsidiary has any liability (directly or indirectly, contingent or otherwise) under any Employee Benefit Plan other than a Company Benefit Plan. There have been no prohibited transactions (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan which have not been corrected in full or with respect to which any Tax or penalty is due or which are not otherwise exempt under Section 4975(d) of the Code or Section 408 of ERISA. If the benefits under a Company Benefit Plan are funded through a trust, the fair market value of the assets of such trust equal or exceed the liabilities of such plan. If the benefits under a Company Benefit Plan are funded through insurance contracts, such contracts are in full force and effect and all premiums have been paid when due. If benefits under a Company Benefit Plan are funded from the general assets of the Company or any of its Subsidiaries, the liability for funding such benefits is shown on the books and records of the Company or the applicable Subsidiary of the Company in accordance with GAAP and any applicable standards of the Financial Accounting Standards Board. The

Shareholder, its Affiliates, the Company and the Subsidiaries have made full and timely payment of all amounts which are required to be paid as contributions to each Company Benefit Plan. Except as disclosed on Schedule 4.16(a), no Company Benefit Plan provides for benefits described in Section 3(1) of ERISA following a termination of employment except as required under Part 6 of Title I of ERISA, and the Company and the Subsidiaries have complied in all respects with the healthcare continuation coverage requirements of Part 6 of Title I of ERISA. Except as set forth on Schedule 4.16(a), there is no contract, agreement, plan or arrangement with any Person which provides for any payment to any employee by the Company or any of its Subsidiaries, which payment will fail to be deductible by reason of Section 280G of the Code or which will exceed the deduction limits under Section 404 of the Code. Except as set forth on Schedule 4.16(a), neither the Company nor any of its Subsidiaries has any contractual obligation to maintain any Company Benefit Plan for any period of time or to make contributions from its general assets to such plan (other than premium payments for an insurance contract which are set on a year-to-year basis and matching contributions as provided in a Company Benefit Plan which is described in Section 401(k) of the Code), and the Company’s participation in any Company Benefit Plan, including a Company Benefit Plan which is described in Section 401(k) of the Code, may be terminated at any time without any early termination fee or penalty becoming due under the terms of any group annuity or other insurance contract. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered in compliance with Section 409A of the Code.

(b) Schedule 4.16(b) accurately and completely sets forth (i) amounts to be paid as of the Closing Date (estimated as August 4, 2014) under the Year-End Profit Sharing Bonus Plan (the “Profit Sharing Bonus Accrual”), (ii) amounts to be accrued and outstanding as of the Closing Date (estimated as of August 4, 2014) under the Incentive Compensation Plan (the “Incentive Compensation Accrual”) and (iii) amounts to be accrued and outstanding as of the Closing Date (estimated as of August 4, 2014) by the Company for matching salary deferral contributions made by CSI Employees under the 401(k) Plan (the “401(k) Accrual”), to the extent not already contributed. Except as set forth in Section 6.6, none of the Shareholder, the Company or any of their respective Affiliates has any obligations or is liable for any additional amounts under any such plans beyond the amounts set forth on Schedule 4.16(b) with respect to the Continuing Company Employees.

(c) The representations and warranties set forth in this Section 4.16 are the Shareholder’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 4.17. Insurance. The Shareholder, the Company or its Subsidiaries maintain adequate policies of insurance covering the business of the Company and its Subsidiaries (collectively, the “Insurance Contracts”). Such Insurance Contracts are valid and binding in accordance with their terms and are in full force and effect. All premiums due thereunder and payable have been paid and, as of the date of this Agreement, no written notice of cancellation or termination has been received by the Shareholder, the Company or any Subsidiaries with respect to any Insurance Contracts, other than customary notices received at the end of policy periods.

Schedule 4.17 sets forth a true and complete list, as of the date of this Agreement, of all material Insurance Contracts and the current lines of coverage, effective dates, insurers, policy numbers, limits and deductibles with respect thereto, and copies of such Insurance Contracts have been made available to the Purchaser.

Section 4.18. Environmental, Health and Safety Matters.

(a) Except as set forth on Schedule 4.18:

(i) Except as will not have a Company Material Loss, the Company and each Subsidiary possess all material permits and approvals required under, and each is in material compliance with, all applicable Environmental Laws, and the Company and each Subsidiary is in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws or contained in any other applicable Law;

(ii) neither the Company nor any Subsidiary has received notice of actual or threatened liability under CERCLA or any similar foreign, state or local Law from any Governmental Entity or any third party;

(iii) neither the Company nor any Subsidiary has entered into or agreed to enter into, and neither the Company nor any Subsidiary has contemplated entering into, any consent decree or order, and neither the Company nor any Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law;

(iv) to the Knowledge of the Shareholder, neither the Company nor any Subsidiary has been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws either now or any time during the past three (3) years; and neither the Company nor any Subsidiary has paid any fine, penalty or assessment within the prior three (3) years with respect to a violation of Environmental Laws;

(v) to the Knowledge of the Shareholder, neither the Company nor any Subsidiary is subject to any material claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and which arises out of any act or omission of the Company or any Subsidiary, or the Company’s or any Subsidiaries’ employees, agents or other Representatives or out of the ownership, use, control or operation by the Company or any Subsidiary of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or which, in the three (3) years before Closing, were owned or leased by the Company or any Subsidiary) from which any Hazardous Materials were Released; and

(vi) the Company has made available to the Purchaser correct and complete copies of all reports, correspondence, memoranda, computer data and the complete files relating to environmental matters of the Company and its Subsidiaries.

(b) The representations and warranties set forth in this Section 4.18 are the Shareholder’s sole and exclusive representations and warranties regarding environmental matters.

Section 4.19. Intellectual Property.

(a) Schedule 4.19(a) contains a list of all Company Registered Intellectual Property, which identifies all Company Registered Intellectual Property, and identifies that which is owned and that which is licensed by the Company and each Subsidiary.

(b) To the Knowledge of the Shareholder, with the exception of any pending application, no Company Registered Intellectual Property or product or service used by the Company or any Subsidiary related to Company Registered Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing thereof by the Company or any Subsidiary or (ii) that may affect the validity, use or enforceability of the Company Registered Intellectual Property or any such product or service, other than any proceedings or outstanding decrees, orders, judgments, agreements or stipulations that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Loss. With the exception of any pending application, each item of Company Registered Intellectual Property is valid and subsisting.

(c) The Company owns and has good and exclusive title to, or has licenses (sufficient for the conduct of the Company’s and its Subsidiaries’ business as currently conducted) to, each material item of Company Intellectual Property, free and clear of any Lien (excluding licenses and related restrictions); and the Company is the exclusive owner or exclusive licensee of all trademarks and service marks, trade names and domain names used by the Company or any Subsidiary, including the sale of any products or the provision of any services of the Company or any Subsidiary, free and clear of all Liens. Neither the Company nor any Subsidiary has granted any rights or interest in the Company Intellectual Property to a third party. In addition to, and in no way in limitation of the foregoing, at or prior to Closing, the Company or its Subsidiaries shall hold a valid license for, or otherwise have valid right to use, any software used in or necessary for the conduct of it business as currently conducted.

(d) The Company owns exclusively and has good title to all copyrighted works used by the Company or any Subsidiary that (i) are products of the Company or any Subsidiary or (ii) the Company or any Subsidiary otherwise expressly purports to own, free and clear of all Liens. No works of original authorship are used by the Company or any Subsidiary or prepared by or on behalf of the Company or any Subsidiary, regardless of whether the Company or any Subsidiary has obtained or is seeking a copyright registration for such works.

(e) To the Knowledge of the Shareholder, the operations of the Company and its Subsidiaries as currently conducted, including the Company’s and any Subsidiaries’ design, development, marketing and sale of the products or services of the Company and any such Subsidiary (including with respect to products currently under development), has not, does not and shall not infringe or misappropriate in any manner the Intellectual Property of any third party or, constitute unfair competition or trade practices under the Laws of any jurisdiction.

(f) The Shareholder has no Knowledge of, and has not received written notice of or any other overt threat from any third party, that the operation of the Company and its Subsidiaries as it is currently conducted, or any act, product or service of the Company or any Subsidiary, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction within the last three (3) years.

(g) To the Knowledge of the Shareholder, no Person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property.

Section 4.20. Transactions with Affiliates. Except as set forth on Schedule 4.20, none of the Shareholder, its Affiliates (excluding the Company and its Subsidiaries), any officer or director of the Company, any Subsidiary or any Affiliate (excluding the Company and its Subsidiaries) of either, no Person with whom any such officer or director has any direct or indirect relation by blood, marriage or adoption, no entity in which any such officer, director or Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by all such officers, directors and Persons in the aggregate), no Affiliate of any of the foregoing and no current or former Affiliate of the Company or any Subsidiary has any interest in: (a) any contract, arrangement or understanding with, or relating to, the Company or any Subsidiary or the properties or assets of the Company or any Subsidiary; (b) any loan, arrangement, understanding, agreement or contract for or relating to the Company or any Subsidiary or the properties or assets of the Company or any Subsidiary; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company or any Subsidiary.

Section 4.21. Customer and Supplier Relations. Schedule 4.21 contains a correct and complete list of the names and addresses of the top ten (10) Customers by sales and the top ten (10) Suppliers by purchases, and the amount of sales to or purchases from each such Customer or Supplier during the twelve (12) month period ended September 30, 2013. To the Knowledge of the Shareholder, no event has occurred that may materially and adversely affect the Company’s or Subsidiaries’ relations with any Customer or Supplier. To the Knowledge of the Shareholder, no Customer or Supplier has filed a petition for relief under federal or state bankruptcy or insolvency laws. No Customer or Supplier has during the last twelve (12) months cancelled, terminated or, to the Knowledge of the Shareholder, made any threat to cancel or otherwise terminate any of its contracts with the Company or any Subsidiary or to decrease its usage or supply of the Company’s or any Subsidiaries’ services or products, except in the Ordinary Course.

Section 4.22. Accounts Receivable. All Receivables (billed and unbilled) of the Company and the Subsidiaries have arisen from bona fide transactions by such Company or Subsidiary in the Ordinary Course. To the Knowledge of the Shareholder, (a) all Receivables reflected in the Financial Statements are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof (net of any applicable allowance for doubtful accounts) and (b) all Receivables to be reflected in the Final Working Capital Schedule will be good and collectible in the Ordinary Course at the aggregate recorded amounts thereof (net of any applicable allowance for doubtful accounts, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected in the Financial Statements).

Section 4.23. Licenses. Schedule 4.23 is a correct and complete list of all Licenses held by the Company and each Subsidiary. The Company and its Subsidiaries own or possess all Licenses that are necessary to enable it to carry on its operations as presently conducted. All such Licenses are valid, binding and in full force and effect. Except as set forth on Schedule 4.23, the execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any such License, or require consent from, or notice to, any Governmental Entity. The Company has taken all necessary action to maintain each License. No loss or expiration of any License is threatened, pending, or reasonably foreseeable (other than expiration upon the end of any term).

Section 4.24. Product and Service Warranties and Guaranties. Except as set forth in customer contracts entered into in the Ordinary Course, neither the Company nor any Subsidiary makes any express warranty or guaranty as to goods sold, or services provided by, the Company or any Subsidiary (a “Warranty”), and there is no pending or, to the Knowledge of the Shareholder, threatened claim alleging any breach of any Warranty. The Company’s standard warranty is attached as Schedule 4.24. Neither the Company nor any Subsidiary has exposure to, or liability under, any Warranty (a) beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope of the Company and its Subsidiaries, or (b) that will have a Company Material Loss on the Company, any Subsidiary or their respective operations.

Section 4.25. Brokers, Finders and Investment Bankers. Except for the Shareholder’s engagement of PPHB, LP (“PPHB”), neither the Company, any Subsidiary, nor the Shareholder, nor any officer, member, director or employee of the Company or any Subsidiary nor any Affiliate of the Company or any Subsidiary, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby. The Shareholder is solely responsible for the fees and expenses of PPHB.

Section 4.26. No Additional Representations or Warranties. Except for the specific representations and warranties expressly made by the Shareholder in Article IV, (a) the Purchaser acknowledges and agrees that (i) neither the Company nor the Shareholder is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, its Subsidiaries, or any of the Company’s or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Company and its Subsidiaries, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company or any Subsidiary furnished to the Purchaser or its Representatives or made available to the Purchaser or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, or in respect of any other matter or thing whatsoever, and (ii) no Representative of the Shareholder, the Company or any of its Subsidiaries has any authority, express or implied, to make any statements, representations, warranties or agreements regarding the transactions contemplated by and the subject matter of this Agreement not specifically set forth in this Agreement and subject to the express remedies and limitations thereon herein provided; (b) the Purchaser specifically disclaims that it is relying upon or has relied upon any such other statements, representations or warranties that were made by any Person, and acknowledges and agrees that the Company and the Shareholder have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; (c) the Purchaser specifically disclaims any obligation or duty by the Shareholder, the Company or its Subsidiaries to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article IV; and (d) the Purchaser is acquiring the Company subject only to the specific representations and warranties set forth in Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Shareholder as follows as of the date hereof and as of the Closing Date:

Section 5.1. Organization. The Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2. Authorization. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents shall be, duly executed and delivered by the Purchaser and do or shall, as the case may be, constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 5.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents and the consummation of the transactions contemplated hereby and thereby do not or will not (as the case may be), violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under, or create in any part the right to terminate, modify or cancel (a) any term or provision of the organizational documents of the Purchaser, (b) any contract to which the Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser or any of its properties is bound, or (d) any Law or arbitration award applicable to the Purchaser, except in the cases of clauses (b), (c) and (d) where the violation, conflict, breach, default, loss of benefit or acceleration will not, either individually or in the aggregate, materially delay or impair the ability of the Purchaser to consummate the transactions contemplated hereby, or by the Purchaser Ancillary Documents, except for compliance with the applicable requirements of the HSR Act.

Section 5.4. Financial Capability. The Purchaser has access to, and, on the Closing Date, will have, sufficient cash to pay the Purchase Price on the terms and conditions contemplated by this Agreement and the fees, expenses and other costs of the Purchaser incurred in connection with the transactions contemplated by this Agreement.

Section 5.5. Legal Proceedings.

(a) No suit, action, claim, arbitration, proceeding or investigation is pending or, to the Knowledge of the Purchaser, threatened against, relating or involving the Purchaser or its real or personal property before any Governmental Entity or arbitrator that will, either individually or in the aggregate, impair or delay the ability of the Purchaser to consummate the transactions contemplated hereby, or by the Purchaser Ancillary Documents. The Purchaser is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel that will, either individually or in the aggregate, impair or delay the ability of the Purchaser to consummate the transactions contemplated hereby, or by the Purchaser Ancillary Documents.

(b) No actions, suits, claims, investigations or other legal proceedings are pending or, to Knowledge of the Purchaser, threatened against or by the Purchaser or any Affiliate of the Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.6. Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company and the Subsidiaries, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Shareholder, the Company and the Subsidiaries for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser has relied solely upon its own investigation and the express representations and warranties of the Shareholder set forth in this Agreement, including Article IV; and (b) none of the Shareholder, the Company, the Subsidiaries or any other Person has made any representation or warranty as to the Shareholder, the Company, the Subsidiaries or this Agreement, except as expressly set forth in this Agreement, including Article IV (including the related portions of the Schedules.)

Section 5.7. Investment Intent. The Purchaser is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act.

Section 5.8. Brokers, Finders and Investment Bankers. Except for the Purchaser’s engagement of Raymond James & Associates, Inc., neither the Purchaser, nor an officer, member, director or employee of the Purchaser nor any Affiliate of the Purchaser, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby, excluding the Financing by Parent or its Subsidiaries contemplated hereby. The Purchaser is solely responsible for the fees and expenses of Raymond James & Associates, Inc. and any fees in connection with any Financing.

Section 5.9. Parent Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to Shareholder the Parent Guaranty, dated as of the date hereof, in favor of the Shareholder. The Parent Guaranty is in full force and effect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent under the Parent Guaranty.

ARTICLE VI

CERTAIN COVENANTS AND AGREEMENTS

Section 6.1. Conduct of Business by the Company. For the period commencing on the date hereof and ending on the Closing Date, the Shareholder will cause the Company and each Subsidiary to, except as expressly required hereby and except as otherwise consented to in advance in writing by the Purchaser:

(a) conduct its businesses only in the Ordinary Course and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to the Company or any Subsidiary, except those in the Ordinary Course and not otherwise prohibited under this Section 6.1;

(b) use commercially reasonable efforts to preserve intact the goodwill and business organization of the Company and each Subsidiary, keep the officers and employees of the Company and each Subsidiary available to the Purchaser and preserve the relationships and goodwill of the Company and each Subsidiary with customers, distributors, suppliers, employees and other Persons having business relations with the Company or any Subsidiary;

(c) maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification;

(d) duly and timely file or cause to be filed all Tax Returns required to be filed with any Governmental Entity and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

(e) not authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock;

(f) not amend or modify its charter documents or other corporate governance documents;

(g) not declare any dividend, pay or set aside for payment any dividend or other distribution or make any payment to the Shareholder or any of its Affiliates, other than cash sweeps in the Ordinary Course or as permitted hereunder;

(h) not create any subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity;

(i) not make any commitment for any capital expenditure to be made following the date hereof in excess of $50,000 in the case of any single expenditure or $250,000 in the case of all capital expenditures;

(j) not incur, assume, guarantee or otherwise incur any Indebtedness, other than in the Ordinary Course and Indebtedness to the Shareholder under the Shareholder Credit Agreement (provided that such Indebtedness is repaid in full prior to or on the Closing Date as contemplated by Section 3.1);

(k) not sell, lease, transfer, pledge, dispose of or encumber any assets, rights, securities or businesses other than in the Ordinary Course or as permitted hereunder;

(l) waive, release, settle or compromise any pending or threatened Legal Proceeding relating to the Company or any Subsidiary;

(m) maintain in full force and effect insurance coverage in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties;

(n) not increase in any manner the compensation of, pay any bonus to, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors or consultants;

(o) not pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Company Benefit Plan to any of its employees or consultants, whether past or present;

(p) not adopt, amend or terminate any Company Benefit Plan or increase the benefits provided under any Company Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

(q) not enter into a collective bargaining agreement;

(r) maintain supplies and inventory at levels that are in the Ordinary Course, and maintain equipment and other assets in a state of repair, order and condition consistent with past practices;

(s) continue to extend customers credit, collect accounts receivable and pay accounts payable and similar obligations in the Ordinary Course;

(t) not pay, discharge or satisfy any claim, liability or obligation (absolute, contingent or otherwise) other than the payment, discharge or satisfaction in the Ordinary Course of claims, liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the Ordinary Course;

(u) not increase any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the Ordinary Course);

(v) continue to maintain its books and records in accordance with GAAP; and

(w) continue making all budgeted capital expenditures and ordinary repairs, maintenance, renewals and replacements in the Ordinary Course.

In connection with the continued operation of the Company and each Subsidiary during the period commencing on the date hereof and ending on the Closing Date, the Shareholder shall confer, and shall cause the Company to confer, in good faith on a regular and frequent basis with the Purchaser regarding operational matters and the general status of on-going operations of the Company and its Subsidiaries. The Shareholder hereby acknowledges that the Purchaser does not and shall not waive any right it may have hereunder as a result of such consultations. The Shareholder shall not, and shall cause the Company and each Subsidiary not to, take any action that will result in any representation or warranty of the Shareholder set forth herein to become untrue.

Section 6.2. Inspection and Access to Information. During the period commencing on the date hereof and ending on the Closing Date, the Shareholder will, and will cause the Company, each Subsidiary and their respective officers, directors, employees, auditors and agents to: (a) provide the Purchaser and its accountants, investment bankers, counsel, environmental consultants and other Representatives reasonable access to any and all of its premises, employees (including executive officers), properties, contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation); (b) shall cause the Company’s officers to furnish to the Purchaser and its Representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to the Company or any Subsidiary; and (c) otherwise fully cooperate with the conduct of due diligence by the Purchaser and its Representatives; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Shareholder, under the supervision of the Company’s personnel and in such a manner so as not to interfere with the normal operations of the Company and its Subsidiaries. All requests by the Purchaser for access pursuant to this Section 6.2 shall be submitted or directed exclusively to Steven C. Lindgren, Vice President and General Counsel of the Shareholder, or such other individual as the Shareholder may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither the

Shareholder nor the Company shall be required to disclose any information to the Purchaser if such disclosure would, in the Shareholder’s sole discretion: (x) in the reasonable opinion of counsel, jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into before the date of this Agreement (provided that the Shareholder will use commercially reasonable efforts to make appropriate substitute disclosure arrangements as requested by the Purchaser, or seek appropriate waivers or consents, under circumstances in which the restrictions of this sentence apply). Before the Closing, without the prior written consent of the Shareholder, which may be withheld for any reason, the Purchaser may not perform invasive or subsurface investigations of the Company Real Property. The Purchaser shall not contact any suppliers to, or customers of, the Company or any Subsidiary regarding the Acquisition without providing prior written notice to the Shareholder (in this instance, including notice by email or other written form). The Purchaser shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.2.

Section 6.3. Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each Party shall each use its commercially reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all required consents, waivers, approvals and authorizations, including those set forth on Schedule 4.13, and all regulatory approvals and to satisfy all conditions to its obligations hereunder and to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or before the Expiration Date, in accordance with the terms hereof (provided, however, that neither of the Parties nor any of their respective Affiliates shall be required to pay money to any third party, commence any litigation, grant any accommodation (financial or otherwise) to any third party, dispose of any assets or agree to any restriction in connection with such efforts), and shall cooperate fully with the other Party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a) Each Party promptly shall make all filings and submissions and shall take all other actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby. Each Party shall furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby. Without in any way limiting the foregoing contained in this Section 6.3(a), promptly upon execution and delivery of this Agreement, each of the Purchaser and the Company will use its reasonable best efforts to prepare and file as promptly as possible (but in no event more than five (5) Business Days after the date hereof), or cause to be prepared and filed, with the appropriate Governmental Entity, a notification with respect to the transactions contemplated by this Agreement pursuant to the HSR Act, (which notification shall request “early termination” of the waiting period), supply all information requested by such Governmental Entity in connection with the HSR Act notification and cooperate with each other in responding to any such request. Each Party shall cooperate with the other in promptly filing any other necessary applications, reports or other documents with any Governmental Entity having jurisdiction with respect to this Agreement and the transactions contemplated hereby, and in seeking necessary consultation with and prompt favorable action by such Governmental Entity. Without limiting the generality of the Purchaser’s undertaking pursuant to this Section 6.3(a), the Purchaser shall use its commercially reasonable efforts to take the steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity or any other party so as to enable the Parties to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which will otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall the Purchaser be obligated to (i) sell, divest or dispose of more than ten percent (10%) of the assets, properties or businesses to be acquired by it pursuant to this Agreement or (ii) complete the Acquisition if the Company is required to sell, divest or dispose of more than ten percent (10%) of its assets, properties or businesses; and, provided, further, that any such sale, divestiture or disposition shall be conditioned upon (and shall not be completed prior to) the consummation of the transactions contemplated by this Agreement. In addition, the Purchaser shall use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that will prevent the Closing.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Entity or the staff or regulators of any Governmental Entity, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Shareholder or the Company with Governmental Entities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Entity or the staff or regulators of any Governmental Entity, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. The Purchaser, after consultation with the Shareholder, shall take the lead in determining strategy for conducting such meetings, discussions, appearances and contacts. Further, the Purchaser shall take the lead in coordinating any filings, obtaining any necessary approvals and resolving any investigation or other inquiry of any Governmental Entity.

(c) If any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Acquisition or any other transaction contemplated hereby or seeks damages in connection therewith, the Parties shall (i) cooperate and use all commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all commercially reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the Closing.

(d) The Shareholder shall cause the Company to give all notices to third parties and use its commercially reasonable best efforts (in consultation with the Purchaser) to obtain all third-party consents (i) necessary, proper or advisable to the Closing; (ii) required to be given or obtained, including those required to be given or obtained on Schedule 4.13 and the other Schedules; (iii) required to avoid a breach of or default under any Company Contract in connection with the Closing or (iv) required to prevent a Material Adverse Effect, whether before, on or following the Closing Date. Notwithstanding the foregoing, neither the Shareholder nor the Company shall be obligated to pay any consideration to any third party for any requested consent or approval.

(e) The Shareholder, on the one hand, and the Purchaser, on the other hand, shall give prompt notice to the other Party of (i) the occurrence, or failure to occur, of any event, the occurrence or failure of which is likely to cause any representation or warranty of the Shareholder or the Purchaser, as the case may be, contained herein to be untrue or inaccurate at any time from the date hereof to the Closing Date or that results in the failure to satisfy any condition specified in Article VIII and (ii) any failure of the Shareholder or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them hereunder. The Shareholder hereby acknowledges that the Purchaser does not and shall not waive any right it may have hereunder as a result of such notifications.

(f) The Shareholder shall cause the Company, each Subsidiary and any Affiliate of either thereof to do all things required by the Company or any Subsidiary pursuant to this Agreement.

Section 6.4. Public Announcements. Notwithstanding anything herein to the contrary, each Party hereby agrees that, except as may be required to comply with the requirements of any applicable Laws, the rules and regulations of each stock exchange upon which the securities of such Party are listed, if any (in which case the Party proposing to issue such press release or make such public announcement shall consult in good faith with the other Party before issuing any such press release or making any such public announcement and shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance), or in connection with the Financing, no filing, press release or similar public announcement or communication shall be made by it or caused to be made by it concerning the execution or performance of this Agreement unless it shall have consulted the other Party in advance with respect thereto and such other Party consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) to such filing, release, announcement or communication; provided, however, each Party and its Affiliates may make internal announcements regarding this Agreement to its directors, officers and employees without the consent of the other Party. If either Party determines that any of this Agreement, the Shareholder Ancillary Agreements or the Purchaser Ancillary Agreements must be filed pursuant to applicable Law, then before making such filing, such Party shall provide the other Party with a version of any document it intends to file with any necessary redactions, and shall give due consideration to the other Party’s comments regarding the redacted version and use commercially reasonable efforts to ensure confidential treatment by the applicable authority of any sections specified by such Party.

Section 6.5. Supplements to Schedules. From time to time up to the Closing, the Shareholder may supplement or amend the Schedules hereto with respect to any matter hereafter-arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Schedules as of the Closing Date. The Shareholder shall be considered in breach of this Agreement for purposes of Article VII, Article IX and Article X if the event, action, development or occurrence which is the subject of the disclosure in a Schedule Supplement (a) constitutes a breach by the Shareholder of any provision of this Agreement or (b) has a Material Adverse Effect. If the Purchaser elects to terminate this Agreement pursuant to Section 9.1(c) as a result of the event, action, development or occurrence which is the subject of the disclosure in a Schedule Supplement, Section 9.3 shall govern the effects of such termination.

Section 6.6. Employees.

(a) Employee Offers. Before the Closing, the Purchaser may make an offer of employment (“Offer”) to each current employee of WAC set forth on Schedule 6.6(a) (the “WAC Employee Offerees”), with such employment, if accepted, to be effective upon Closing. At or before the Closing, each Employee Offeree shall either accept or reject the Offer, and each such Offer shall automatically terminate upon Closing if not previously accepted.

(b) Base Salary. During the period commencing at the Closing and ending on December 31, 2014 (or if earlier, the date of the Employee’s termination of employment with the Company or an Affiliate of the Purchaser), the Purchaser shall and shall cause the Company or its Subsidiaries, as applicable, to provide each Employee who remains employed immediately after the Closing by the Company or an Affiliate of the Purchaser (each, a “CSI Employee” and, together with each WAC Employee Offeree who accepts his/her Offer, the “Company Continuing Employees”) with a base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company or one of its Subsidiaries, as applicable, immediately before the Closing.

(c) Incentive Compensation. Following the Closing, each Company Continuing Employee shall be eligible to participate in the Purchaser’s (or, as applicable, its parent’s) incentive compensation plans (the “Purchaser Incentive Plans”) applicable to an employee of equivalent level and experience. Not later than March 1, 2015, any CSI Employee still employed as of December 31, 2014 by the Company or an Affiliate of the Purchaser shall receive from the Company or one of its Affiliates incentive compensation in an amount equal to the amount accrued by the Company or one of its Subsidiaries, as applicable, as of the Closing Date for such CSI Employee under the Incentive Compensation Plan (which amount will be set forth on the Incentive Compensation Accrual Schedule (defined below)) in addition to any compensation that such CSI Employee is eligible to receive under the Purchaser Incentive Plans.

(d) Profit Sharing Bonus. Prior to or at the Closing, the Shareholder or any of its Affiliates (other than the Company or its Subsidiaries) shall pay the Profit Sharing Bonus Accrual to the CSI Employees. Not later than March 1, 2015, any CSI Employee still employed by the Company or an Affiliate of the Purchaser as of December 31, 2014 shall receive from the Company or one of its Affiliates a payment calculated by annualizing the amount set forth on the Profit Sharing Bonus Accrual Schedule (defined below) across from such CSI Employee’s name and pro rating such amount for the period beginning on the Closing Date to and ending on December 31, 2014.

(e) 401(k) Plan. During the period commencing at the Closing and ending on December 31, 2014 (or if earlier, the date of the employee’s termination of employment with the Company), the Purchaser shall and shall cause the Company or its Subsidiaries, as applicable, to (i) continue to match each CSI Employee salary deferral contribution at a rate of fifty cents for every dollar contributed up to six percent (6%) of such CSI Employee’s compensation and (ii) at or near the end of the calendar year make an additional fifty cent contribution for every dollar contributed by such CSI Employee for salary deferral, up to six percent (6%) of such Company Continuing Employee’s compensation; provided, that, with respect to payments required under this subsection (ii), neither the Purchaser, the Company or any Subsidiary shall be required to make aggregate contributions under this Section 6.6(e) in excess of the 401(k) Plan Accrual. Notwithstanding the foregoing, in no event shall the Purchaser, the Company or its Subsidiaries be obligated to make the matching contribution contemplated by this Section 6.6(e) if, in the judgment of the Purchaser, it would have any adverse affect on any 401(k) plan of the Purchaser or one of its Affiliates and the ability to comply with the Code or ERISA. Notwithstanding the foregoing, in the event that the Purchaser cannot make the contribution under subclause (ii) above, the Purchaser shall determine an alternative method to provide substantially the same benefit of the remaining amount of the 401(k) Plan Accrual to such CSI Employees.

(f) Accrual Amounts. Not less than two (2) Business Days before the Closing Date, the Shareholder shall deliver (i) a statement that sets forth the amount of the Profit Sharing Bonus Accrual to be paid to each CSI Employee pursuant to Section 6.6(d) (the “Profit Sharing Bonus Accrual Schedule”), (ii) a statement that sets forth the CSI Incentive Compensation Plan Accrual as of the Closing Date and the allocation to each CSI Employee (the “Incentive Compensation Accrual Schedule”) and (iii) a statement that sets forth the 401(k) Plan Accrual as of the Closing Date and the allocation to each CSI Employee (the “401(k) Accrual Schedule” and, together with the Profit Sharing Bonus Accrual Schedule and the Inventive Compensation Accrual Schedule, the “Accrual Schedules”).

(g) As soon as practicable (but in no event more than sixty (60) days) following the Closing, the Shareholder shall cause to be transferred from the trustee of the 401(k) Plan to the trustee of the 401(k) plan of the Purchaser or one of its Affiliates as identified by the Purchaser (the “Purchaser 401(k) Plan”) an amount equal to the aggregate account balances under the 401(k) Plan (determined as of the transfer date) of the Company Continuing Employee then employed by either the Company or an Affiliate of the Purchaser. Such transfer shall be made in cash (except for any outstanding loan notes, which shall be transferred in-kind) and conducted in accordance with Sections 401(a)(12) and 414(l) of the Code, Treasury Regulation Section 1.414(l)-1 and Section 208 of ERISA. The Shareholder and the Purchaser shall cooperate in making all appropriate arrangements and filings, if any, in connection with such transfer. Further, until the date of the Shareholder no longer provides payroll services under the Transition Services Agreement, the Shareholder shall take reasonable steps to collect loan repayments from each Company Continuing Employee who has an outstanding and undefaulted loan under the 401(k) Plan and remit such loan repayments to such plan. The Shareholder covenants and agrees that, with respect to the Purchaser 401(k) Plan, and the Purchaser covenants and agrees that, with respect to the Purchaser 401(k) Plan, that, as of the date of the transfer described in this paragraph, the 401(k) Plan or the Purchaser 401(k) Plan, as applicable, will satisfy the requirements of Sections 401(a), (k), and (m) of the Code to the extent applicable to such plan.

(h) This Section 6.6 shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Section 6.6, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.6. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.6 shall not create any right in any Employee or any other Person to any continued employment with the Company, a Subsidiary, the Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.7. Employee Benefit Plans.

(a) Before the Closing Date, the Shareholder shall, and shall cause its Affiliates, the Company and the Subsidiaries to, make all required contributions and pay all premiums required under each Company Benefit Plan, including any employer matching and profit sharing contributions, which are due on or before the Closing Date.

(b) Before the Closing Date, the Shareholder shall, and shall cause its Affiliates, the Company and the Subsidiaries to, take all action required (i) to make any amendments to any Company Benefit Plan required to comply with Law for periods on or before the Closing Date, and (ii) to file or furnish all documentation related to the Company Benefit Plans that are required to be filed with or furnished to any participant or Governmental Entity to comply with Laws for periods on or before the Closing Date, and (iii) terminate the Company’s and the Subsidiaries’ participation in any Company Benefit Plan described in Section 401(k) of the Code. Before the Closing Date, the Shareholder shall, and shall cause its Affiliates, the Company and the Subsidiaries to, provide the Purchaser all documentation reasonably requested by the Purchaser related to all Company Benefit Plans.

(c) Following the Closing Date, an Employee Benefit Plan of the Shareholder or an Affiliate of the Shareholder shall be responsible for providing continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA to those individuals who are “M&A qualified beneficiaries” as described in Treasury Regulation Section 54.4980B-9, Q&A-4 with respect to the transactions contemplated by this Agreement.

(d) The Purchaser acknowledges that the Shareholder has informed the Purchaser that, except as otherwise specifically provided in Section 6.7(c) above or set forth in the Transition Services Agreement, following the Closing Date, the employees of the Company and the Subsidiaries, and their spouses, dependents and beneficiaries, shall cease to be covered by, or to be eligible for any benefits under, any Employee Benefit Plans sponsored by the Shareholder or any Affiliate of the Shareholder, including any such Employee Benefit Plans that, before the Closing Date, were Company Benefit Plans, and that following the Closing Date, the employees of the Company and the Subsidiaries, and their spouses, dependents and beneficiaries, shall be covered by, and eligible for benefits under (if they are covered by, or eligible for benefits under any Employee Benefit Plans) Employee Benefit Plans of the Purchaser and Affiliates of the Purchaser, or by Employee Benefit Plans of the Company or a Subsidiary first effective after the Closing Date.

Section 6.8. Tax Matters.

(a) §338(h)(10) Election. The Parties shall join in making an election under Code §338(h)(10) (and any corresponding elections under state, local, or non-U.S. tax law) (collectively, a ‘‘§338(h)(10) Election’’) with respect to the purchase and sale of the stock of the Company and its Subsidiaries hereunder.

(i) The Purchaser shall be responsible for the preparation and filing of all Section 338 Forms in accordance with applicable Tax Laws and the terms of this Agreement. The Shareholder agrees to provide the Purchaser with such information as the Purchaser reasonably requests in order to prepare the Section 338 Forms within thirty (30) days after the Purchaser’s request for such information.

(ii) The Purchaser shall determine the amount of the “aggregate deemed sales price” (as defined in Treasury Regulations Section 1.338-4, but excluding selling costs) and prepare, and provide to the Shareholder within ninety (90) days after the Closing Date, an allocation of such amount among the assets of the Company (the “Allocation”) in a manner consistent with Section 338 of the Code and the Treasury Regulations thereunder. The Allocation shall be binding upon the Purchaser, the Company and the Shareholder unless the Shareholder shall, within thirty (30) days of delivery of the Allocation to the Shareholder, provide to the Purchaser written notice of its objection to the Allocation and the reasons therefor, in which event the Parties shall endeavor in good faith to agree upon an Allocation. If the Parties cannot resolve such objection, the item in question shall be resolved by the Arbitrator. The fees and expenses of the Arbitrator shall be borne equally by the Parties. The Parties shall, except as otherwise required by Law, (i) file all Tax Returns that are affected by a §338(h)(10) Election in a manner consistent with the Allocation, as finally agreed upon by the Parties, and (ii) not take any position before any Governmental Entity that is inconsistent with such Allocation.

(iii) “Section 338 Forms” means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local Tax Authority in connection with a §338(h)(10) Election. Section 338 Forms shall include any “statement of Section 338 election” (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations Section 1.338-2 or any successor provisions.

(b) Tax Returns for Periods Ending on or Before the Closing Date. The Shareholder shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and its respective Subsidiaries for all periods ending on or before the Closing Date which are filed after the Closing Date. The Purchaser shall be reimbursed by the Shareholder for Taxes of the Company and its respective Subsidiaries with respect to all Tax periods ending on or before the Closing Date within fifteen (15) days after payment by the Purchaser or the Company or any Subsidiary of such Taxes. For the avoidance of doubt, the Shareholder shall include the income of the Company and its Subsidiaries (including the effects of the §338(h)(10) Election, any deferred items triggered into income by Reg. §1.1502-13, and any excess loss account taken into income under Reg. §1.1502-19) on the Shareholder’s consolidated U.S. federal income Tax Returns for all periods through the end of the Closing Date and pay any U.S. federal income Taxes attributable to such income. The Company and its Subsidiaries shall furnish Tax information to the Shareholder for inclusion in the Shareholder’s U.S. federal consolidated income Tax Return for the period that includes the Closing Date in accordance with the Company’s past custom and practice. The income of the Company and its Subsidiaries shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of Company and its Subsidiaries as of the end of the Closing Date. The Shareholder shall provide the Purchaser with copies of any Tax Returns to be filed by the Shareholder pursuant to this Section 6.8(b). at least ten (10) days before the due date thereof (giving effect to any extensions thereto), provided that for any unitary Tax Returns only that portion related to the Company shall be provided to the Purchaser. The Purchaser shall have the right but not the obligation to review and comment on such Tax Returns before the filing of such Tax Returns.

(c) Tax Returns for Straddle Periods. The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and each Subsidiary for Tax periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”). The Purchaser shall be reimbursed by the Shareholder for an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on and including the Closing Date within fifteen (15) days after filing the applicable Tax Return and providing proof of payment by the Purchaser or the Company or any Subsidiary of such Taxes. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (y) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (z) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which is payable if the relevant Tax period ended on the Closing Date; provided, further, that any franchise Tax or other Tax providing the right to do business shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company. The Purchaser shall provide the Shareholder with copies of any Tax Returns to be filed by the Purchaser pursuant to this Section 6.8(c) at least ten (10) days before the due date thereof (giving effect to any extensions thereto). The Shareholder shall have the right but not the obligation to review and comment on such Tax Returns before the filing of such Tax Returns.

(d) Tax Benefits. Any Tax Benefit realized by the Purchaser or the Company and its Subsidiaries with respect to any Post-Closing Tax Period ending prior to January 1, 2015 that relates to the Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period shall be for the account of the Shareholder, and the Purchaser shall pay over to the Shareholder any such Tax Benefit within fifteen (15) days after receipt thereof. Any Tax Benefit realized with respect to a Pre-Closing Tax Period that is attributable to any carryback of any tax attribute arising in any Post-Closing Tax Period shall be for the Purchaser’s account, provided that for purposes of determining the extent to which any Tax Benefit is attributable to a carryback from a Post-Closing Tax Period, all tax items arising in all Pre-Closing Tax Periods shall be taken into account before any tax attributes carried back from any Post-Closing Tax Period. The Shareholder shall pay over to the Purchaser any such Tax Benefit within fifteen (15) days after receipt thereof. Any other provisions of this Agreement to the contrary notwithstanding, any Transaction Tax Deductions shall be treated, to the extent permitted by applicable Law, as attributable to a Pre-Closing Tax Period, and any Tax Benefit attributable to such Transaction Tax Deductions, regardless of the Tax period in which such Tax Benefit is realized, shall be for the Shareholder’s account according to this Section 6.8(d). Except as otherwise required by applicable Law, the Purchaser shall prepare and file all applicable Tax Returns in a manner that maximizes the Tax Benefits available to the Shareholder as a result of the Transaction Tax Deductions. The calculation of the Tax Benefit relating to any taxable period shall take into account any corresponding increase in Taxes due for any taxable period. For example, the Tax Benefit attributable to any reduction in state Taxes will be calculated net of any corresponding increase in federal income Tax. Any Tax Benefit for any Straddle Period shall be prorated between the Shareholder and the Purchaser in accordance with the principles of Section 6.8(c).

(e) Post-Closing Elections. At the Shareholder’s request, the Purchaser shall cause any of the Company and its Subsidiaries to make or join with the Shareholder in making any tax elections after Closing if the making of such election does not have a material adverse impact on the Purchaser (or any of the Company and its Subsidiaries) for any Tax period ending after the Closing Date.

(f) Post-Closing Transactions Not in Ordinary Course. The Parties agree to report all transactions not in the Ordinary Course, other than those transactions contemplated by this Agreement, occurring on the Closing Date after the Purchaser’s purchase of the Shares on the Purchaser’s U.S. federal income Tax Return to the extent permitted by Reg. §1.1502-76(b)(1)(ii)(B).

(g) Cooperation on Tax Matters. The Company, each Subsidiary, the Shareholder and the Purchaser shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholder agrees (i) to retain all books and records with respect to Tax matters pertinent to the Company and any Subsidiary relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by the Purchaser, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Entity (if any), and (ii) if the Purchaser so requests within sixty (60) days before the expiration of the applicable statute of limitations, the Shareholder shall allow the Purchaser to take possession of such books and records before the Shareholder transferring or discarding any such books and records. The Purchaser and the Shareholder agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that may be imposed (including with respect to the transactions contemplated hereby).

(h) Tax Sharing Agreements. Any tax sharing agreement with respect to or involving the Company or any Subsidiary shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(i) Certain Taxes. The Purchaser shall bear all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”); provided that, for the avoidance of doubt, any Taxes referenced in Section 6.8(b) or Section 6.8(c) shall not be Transfer Taxes and shall not subject to this Section 6.8(i). Such Taxes shall be paid by the Purchaser on behalf of the parties when due, and the Purchaser will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Shareholder will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 6.9. Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period from the Closing Date until the third anniversary of the Closing Date, the Shareholder shall not, and shall cause each of its Affiliates not to, directly or indirectly, own any interest in, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the manufacture, sale, rental, distribution or marketing of any Competing Products in the Territory or the provision of a Competing Service in the Territory (each, a “Restricted Business”); provided, however, that the restrictions contained in this Section 6.9(a) shall not restrict (i) the acquisition by the Shareholder and its Affiliates, directly or indirectly, of less than five percent (5%) in the aggregate of any class or series of the outstanding capital stock or other equity or economic interest of any publicly-traded entity engaged in a Restricted Business or (ii) the acquisition and operation by the Shareholder and its Affiliates of businesses engaged in a Restricted Business so long as (x) the revenues from such Restricted Business constitute less than twenty percent (20%) of the total revenues of any business acquired by the Shareholder and its Affiliates (measured for the four calendar quarters before the execution of the purchase agreement) and (y) the Shareholder and its Affiliates divest such Restricted Business within twelve (12) months of the closing of the acquisition. Notwithstanding the foregoing, and for the avoidance of doubt, the Parties hereby agree that to the extent Shareholder or its Affiliates, as applicable, engages in the activities set forth on Schedule 6.9(a), it shall not be deemed a violation of this Section 6.9(a).

(b) From the date of this Agreement until the Closing, the Shareholder shall not, and shall cause each of its Affiliates and each of their respective Representatives not to, directly or indirectly, cause, solicit, induce or encourage any Employees to discontinue such Employee’s current employment with the Company or its Subsidiaries, or transfer, hire, employ or otherwise engage any such individual outside the Company or its Subsidiaries.

(c) From the Closing until the third anniversary of the Closing Date, the Shareholder shall not, and shall cause each of its Affiliates and each of their respective Representatives not to, directly or indirectly, solicit or encourage any Employees to discontinue employment by the Company or its Subsidiaries or hire, employ or otherwise engage any such individual, it being understood that this Section 6.9(c) shall not restrict the Shareholder or its Affiliates from hiring individuals who (i) respond to notices of general solicitation of employment placed by the Shareholder or its Affiliates or (ii) on his or her own initiative without any solicitation by the Shareholder or its Affiliates, contact the Shareholder or its Affiliates, provided, however, that individuals to be hired pursuant to (ii) shall have not been employees of the Company or its Subsidiaries for at least ninety (90) days, or shall have been terminated by the Company or its Subsidiaries without cause prior to contacting the Shareholder or its Affiliates.

(d) From the Closing until the third anniversary of the Closing Date, the Purchaser shall not, and shall cause each of its Affiliates (including the Company and its Subsidiaries) and each of their respective Representatives not to, directly or indirectly, solicit or encourage any employee of Shareholder or a Subsidiary of Shareholder to discontinue employment by the Shareholder or its Subsidiaries or hire, employ or otherwise engage any such individual, it being understood that this Section 6.9(d) shall not restrict the Purchaser or its Affiliates from hiring individuals who (i) respond to notices of general solicitation of employment placed by the Purchaser or its Affiliates or (ii) on his or her own initiative without any solicitation by the Shareholder or its Affiliates, contact the Purchaser or its Affiliates, provided, however, that individuals to be hired pursuant to (ii)

shall have not been employees of the Shareholder or its Subsidiaries for at least ninety (90) days, or shall have been terminated by the Shareholder or its Subsidiaries without cause prior to contacting the Purchaser or its Affiliates.

(e) From and after the date hereof, the Shareholder shall not, and shall cause each of its Affiliates and each of their respective Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than the Purchaser and its Representatives, or use or otherwise exploit for their own benefit or for the benefit of anyone other than the Purchaser and its Representatives, any Confidential Information. The Shareholder, its Affiliates and their respective Representatives shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is, in the reasonable opinion of the Shareholder’s counsel, required by Law; provided, however, that, prior to any disclosure required by applicable Law, the Shareholder shall have, to the extent permitted by Law, provided the Purchaser with prompt written notice of such requirement before making any disclosure so that the Purchaser may waive compliance with the provisions of this Section 6.9(e) or seek an appropriate protective order, and the Shareholder and the Company shall reasonably cooperate with the Purchaser in connection with obtaining such protective order.

(f) The covenants and undertakings contained in this Section 6.9 relate to matters which are of a special, unique and extraordinary character, and a violation of any of the terms of this Section 6.9 will cause irreparable injury to the Purchaser or Shareholder, as applicable, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.9 will be inadequate. Therefore, the Purchaser or Shareholder, as applicable, will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.9 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 6.9 are cumulative and in addition to any other rights and remedies which the Purchaser or Shareholder, as applicable, may have hereunder or at law or in equity.

(g) If any court of competent jurisdiction in a final, nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.9 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy, may be enforced against the Shareholder and its Affiliates or the Purchaser and its Affiliates, as applicable.

Section 6.10. Director and Officer Indemnification. The Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation by the Company or any Subsidiary now existing in favor of each Person who is now, or was at any time before the date hereof or who becomes before the Closing Date, an officer or director of the Company or any Subsidiary, as provided in the certificate of incorporation, bylaws, company agreement or other governing document of the Company or such Subsidiary, in each case as in effect on the date of this Agreement, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law.

Section 6.11. Confidentiality. The Purchaser acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the Purchaser pursuant to this Agreement. If this Agreement is, for any reason, terminated before the Closing, the Confidentiality Agreement and the provisions of this Section 6.11 shall nonetheless continue in full force and effect. Notwithstanding anything herein to the contrary or the Confidentiality Agreement, nothing in this Agreement or the Confidentiality Agreement shall prevent Parent or any of its Subsidiaries from disclosing any information, including Financing Deliverables and Financing Documents, (a) to any Financing Source in connection with any Financing, (b) in an offering circular, prospectus, bank book or private placement memorandum in connection with any Financing, (c) for the purposes of establishing a “due diligence” defense in connection with any Financing, (d) with the Shareholder’s consent, as applicable, or (e) in connection with Parent’s reporting obligations under the Exchange Act and its obligations under the Securities Act. In addition to, and not in limitation of, the above, in furtherance of the Shareholder’s obligations under Section 6.15, Parent or any of its Subsidiaries may disclose any information to any Financing Source involved in the preparation of the Financing Deliverables to the extent reasonably necessary to perform any diligence with respect to, or confirm the accuracy of, the Financing Deliverables.

Section 6.12. Plant Closings and Mass Layoffs. The Purchaser shall not, and shall cause the Company and each of the Subsidiaries not to, take any action following the Closing that may result in WARN Act liability.

Section 6.13. Repayment of Debt; Release of Liens. Before the Closing, the Shareholder shall, and shall cause the Company and its Subsidiaries, to take all actions necessary to repay or release the Company and its Subsidiaries from any obligations with respect to any Indebtedness of the Company and its Subsidiaries, if any, and to deliver to the Purchaser appropriate documentation relating to such repayment, if applicable, and evidencing the release of all Liens related thereto (the “Release Documents”).

Section 6.14. Financing. The Shareholder and the Company agree to provide such assistance (and to cause the Company’s Subsidiaries and their respective personnel and advisors to provide such assistance) with the Financing as is reasonably requested by the Purchaser. Such assistance shall include, but not be limited to, the following: (i) participation in, and assistance with, the Marketing Efforts related to the Financing; (ii) participation by senior management of the Company in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iii) timely delivery to the Purchaser and its Financing Sources of the Financing Information and Financing Deliverables; (iv) participation by senior management of the Company in the negotiation of, and the execution and delivery of, the Financing Documents; (v) taking such actions as are reasonably requested by Purchaser or its Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Financing; and (vi) using their commercially reasonable efforts to cause their independent auditors to cooperate with the Financing, including by providing the Specified Auditor Assistance. The Shareholder and the Company hereby consent to the use of the Company’s logo in connection with the Financing.

Section 6.15. No-Shop.

(a) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, the Shareholder shall not, and shall cause the Company, their respective Subsidiaries and Affiliates and their respective Representatives not to, directly or indirectly, solicit or encourage inquiries or proposals from, participate in any negotiations with, or provide financial or operating information to any third party other than the Purchaser in connection with an acquisition, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company of any of its Subsidiaries and to immediately cease any activity of such kind ongoing as of the date of this Agreement.

(b) As promptly as practicable following the Closing, the Shareholder shall use commercially reasonable efforts to cause all Persons who have been furnished confidential information regarding the Company or its Subsidiaries in connection with the solicitation of or discussions regarding a potential sale of the Company within the eighteen (18) months prior to the date of this Agreement to return or destroy such information.

Section 6.16. Intercompany Agreements. Other than pursuant to the Transition Services Agreement, the Warren Administration Lease and the intercompany obligations described therein, the Shareholder shall take such actions as may be necessary so that, as of the Closing Date, there shall be no liabilities, Indebtedness, agreements or other obligations owed between the Company or its Subsidiaries, on the one hand, and the Shareholder and its Affiliates, on the other hand (the “Intercompany Arrangements””), except for the Intercompany Arrangements set forth on Schedule 6.16.

Section 6.17. Third Quarter Financials. Following the Closing, on or prior to August 14, 2014, the Shareholder shall (a) provide the Purchaser with the unaudited consolidated balance sheet and the unaudited consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries as of June 30, 2014 (and comparative statements for the prior year period) for the three-month and nine-month periods then ended (the “Third Quarter Financials”) and such other information reasonably requested by the Purchaser in order for the Purchaser or any of its Affiliates to comply with their reporting obligations under the Exchange Act and the Securities Act and (b) cooperate in good faith with the Purchaser in connection therewith.

Section 6.18. Amendment to Warren Administration Lease. Prior to or simultaneously with the Closing, the term of the Warren Administration Lease shall be amended to terminate six (6) months after the End Date (as defined in the Transition Services Agreement) of the Services (as defined in the Transition Services Agreement), the provision of which require the use of the facilities that are the subject matter of the Warren Administration Lease, unless earlier terminated upon thirty days’ prior written notice from WAC.

Section 6.19. Sonora Lease. Prior to the Closing, at the sole cost and expense of the Shareholder, the Shareholder shall cause (a) the Company to assign and transfer to the Shareholder or one of its Affiliates (excluding the Company and its Subsidiaries) the Industrial Tract Lease Agreement, dated September 16, 1999, between Sonora Investments, L.L.C. and the Company, as amended (the “Excluded Lease”, together with any assets remaining at the real property that is the subject of the Excluded Lease, the “Excluded Assets”). The Shareholder shall take all actions that are necessary to carry out such assignment, including, without limitation, obtaining the landlord’s consent to such assignment, and provide documentation thereof that is reasonably satisfactory to the Purchaser.

Section 6.20. Releases.

(a) As of the Closing, the Shareholder hereby for itself and its Subsidiaries, successors and assigns, releases, acquits and forever discharges the Purchaser, the Company and its Subsidiaries and their respective Affiliates, the officers, directors, employees and agents thereof and their respective successors and assigns of and from any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that the Shareholder or its Subsidiaries as of the Closing Date have, own or hold or have at any time previously had, owned or held against such parties, including, without limitation, all liabilities created as a result of the, gross negligence and willful acts of the Company and its Subsidiaries or the negligence of any of the Company and its Subsidiaries or the Shareholder and their employees and agents, or under a theory of strict liability, existing as of the Closing Date; provided, however, that such release shall not cover (a) any claims against the Purchaser or any of its Affiliates (other than the Company and its Subsidiaries) unrelated in any way to the Company or any Subsidiary; (b) any claims arising under any agreement set forth on Schedule 6.16 to be continued after the Closing Date; (c) any claims arising under this Agreement or any other Transaction Document; or (d) any claims against the Purchaser or any of its Affiliates (other than the Company and its Subsidiaries) resulting from the gross negligence or willful misconduct of the Purchaser or one of its Affiliates (other than the Company and its Subsidiaries). Notwithstanding the foregoing, the releases and other agreements set forth in this Section 6.20 shall not apply to or otherwise limit, restrict or affect the indemnification, exculpation and other obligations set forth in Section 10.2 or in any other document or agreement.

(b) As of the Closing Date and the date of this Agreement, the Shareholder hereby represents and warrants that the Shareholder has not previously assigned or transferred, or purported to assign or transfer, to any Person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations released in Section 6.20(a). The Shareholder covenants and agrees that the Shareholder will not assign or transfer to any Person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations released in Section 6.20(a). The Shareholder represents and warrants that the Shareholder has read and understands all of the provisions of this Section 6.20 and that the Shareholder has been represented by legal counsel of the Shareholder’s own choosing in connection with the negotiation, execution and delivery of this Agreement.

(c) The release provided by the Shareholder pursuant to Section 6.20(a) shall apply notwithstanding that the matter for which release is provided may relate to the ordinary, sole or contributory negligence, gross negligence, willful misconduct or violation of Law by a released party, including the Purchaser and its Affiliates, officers, directors, employees and agents, and for liabilities based on theories of strict liability, and shall be applicable whether or not negligence of the released party is alleged or proven, it being the intention of the parties to release the released party from and against its ordinary, sole and contributory negligence and gross negligence as well as liabilities based on the willful actions or omissions of the released party and Liabilities based on theories of strict liability.

Section 6.21. Resignations of Officers, Directors and Managers. If and to the extent requested by Purchaser, the Shareholder and the Company shall use their reasonable best efforts to cause all persons who are officers, directors or managers of the Company and its Subsidiaries to deliver resignation letters to the Company and its Subsidiaries, as applicable, which letter shall evidence each such person’s resignation from his or her office or manager position effective as of the Closing (but not their resignation as an employee, if they are to become employees of the Purchaser or any of its Affiliates or remain employees of the Company or its Subsidiaries).

Section 6.22. Vehicle Leases. Prior to or at the Closing, the Shareholder shall (a) purchase the vehicles used by the Company and its Subsidiaries that are leased under that certain Master Lease Agreement, dated as of October 24, 2001, by and between Gelco Corporation (d/b/a GE Capital Fleet Services) and the Shareholder (the “Purchased GE Vehicles”); and (b) contribute the Purchased GE Vehicles to the Company. Prior to the Closing, the Shareholder and the Purchaser shall work together to agree to a mutually acceptable approach that will ensure that the vehicles used by the Company and its Subsidiaries in the Ordinary Course that are leased under that certain Lease and Fleet Management Services Agreement, dated as of December 4, 2008 (the “ARI Vehicle Lease”), by and among ARI Fleet LT, a Delaware business trust, and Automotive Rentals, Inc., a New Jersey corporation (collectively, “ARI”) and the Shareholder may continue to be used by the Company and its Subsidiaries (at the sole expense of the Company or its Subsidiaries, as applicable), in the same manner as prior to the Closing. The Shareholder and the Purchaser shall take all commercially reasonable actions that are necessary to carry out the foregoing, including, if required, and without limitation, amending the ARI Vehicle Lease or obtaining ARI’s consent to such assignment, as applicable, and providing documentation thereof that is reasonably satisfactory to each Party.

Section 6.23. Insurance.

(a) The Shareholder shall retain responsibility for and continue to pay all hospital, medical, life insurance, workers’ compensation, disability and other benefit plan expenses and benefits for each Company Continuing Employee with respect to claims incurred by such Company Continuing Employee or such Company Continuing Employee’s covered dependents prior to the Closing Date. The Shareholder shall retain responsibility for any COBRA obligation to any Company Continuing Employees or former employee of the Shareholder who has elected to receive or has the right to elect to receive COBRA under any of the Shareholder’s group medical plans. The Purchaser shall assume and be responsible for all hospital, medical, life insurance, workers’ compensation, disability and other benefit plan expenses and benefits for each Company Continuing Employee with respect to claims incurred by such Company Continuing Employee or such Company Continuing Employee’s covered dependents on or after the Closing Date in accordance with the terms of any applicable benefit plan maintained by the Purchaser for the Company Continuing Employee. For purposes of this paragraph, with the exception of workers’ compensation claims (“Workers Compensation”), a claim is deemed incurred when the services giving rise to the claim are performed. With respect to Workers’ Compensation, a claim is deemed incurred on the date of the accident causing injury or, in the case of illness or disease, the date it is deemed to have first arisen or manifested.

(b) In addition, the Shareholder shall use its commercially reasonable efforts to notice and pursue claims that the Company or its Subsidiaries is entitled to pursue under the policies set forth on Schedule 4.17. Except as otherwise provided in this Agreement or the Transition Services Agreement, at Closing the Shareholder shall be entitled to terminate or modify the insurance policies described in Schedule 4.17 to exclude coverage of the Company, subject to the Purchaser’s right, where available, to purchase an extended reporting period endorsement (at the Purchaser’s cost) under the policies, and the Purchaser will obtain its own insurance coverage with respect to the Company. Further, after Closing, upon reasonable prior written notice from the Purchaser, the Shareholder will (and will cause its Affiliates to) as reasonably requested by the Purchaser take all reasonable actions to notice and pursue any claims under the insurance policies described in Schedule 4.17 (and the Purchaser shall provide the Shareholder with its reasonable cooperation in connection with such actions) to allow the Purchaser to benefit from any insurance proceeds payable to the Company as a named insured under such insurance policies. The Purchaser shall reimburse the Shareholder and its Affiliates for all costs and expenses to notice and pursue the claims under the preceding sentence.

(c) To the extent any insurance proceeds are actually received by the Shareholder or any of its Affiliates (other than the Company or its Subsidiaries) after the Closing with respect to a loss of, or damage to, the assets of, or any claim against, the Company and its Subsidiaries relating to the Company and its Subsidiaries prior to the Closing (including any insurance proceeds with respect to continuing business interruption experienced by the Company and its Subsidiaries after the Closing), the Shareholder shall, or shall cause the appropriate Affiliate to, remit such insurance proceeds to the Company or its designee (less any actual, documented costs incurred by the Shareholder or its Affiliates to recover such proceeds); provided, that the Shareholder shall not be required to remit any insurance proceeds to the Company or its Subsidiaries with respect to business interruption to the Company or its Subsidiaries prior to the Closing. To the extent the Shareholder or its Affiliates (other than the Company or any of its Subsidiaries) received insurance proceeds with respect to respect to a loss of, or damage to, the assets of, or any claim against, both the Company and its Subsidiaries, on the one hand, and the Shareholder or its Affiliates (other than the Company and its Subsidiaries), on the other hand, and the allocation thereof is not identified by the insurance carrier, the Company and the Shareholder shall share such insurance proceeds in proportion to the relative value of the lost or damaged assets (taking into account the business interruption resulting from such loss or damage) and or the losses associated with such claim.

Section 6.24. Physical Inventory. The Purchaser, the Shareholder and the Company agree to cooperate and use their respective reasonable best efforts to commence a physical inventory beginning on August 1, 2014.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1. Conditions to Obligations of Each Party. The respective obligations of each Party to effect the transactions contemplated hereby are subject to the following conditions:

(a) HSR Act. The expiration or termination of the waiting period (including any extension thereof) applicable to the consummation of the Acquisition under the HSR Act.

(b) Injunction. No effective injunction, writ or preliminary restraining order or any order of any nature is issued and outstanding by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided herein, no proceeding or lawsuit is commenced and ongoing by any Governmental Entity or third party for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice is received and outstanding from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(c) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof are obtained or made.

Section 7.2. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment at or before the Closing of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Shareholder contained in Article IV (other than those representations and warranties referenced in clause (ii) below) are true and correct in all respects (disregarding any Material Adverse Effect, Company Material Loss or materiality qualifications set forth therein) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which are true and correct in all respects as of that specified date), except where failure of such representations and warranties to be true and correct has no Material Adverse Effect and (ii) the representations and warranties of the Shareholder contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4, clause (i) of Section 4.10(a) and Section 4.25 are true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date.

(b) Performance of Obligations of the Shareholder. The Shareholder has performed in all material respects all covenants and agreements required to be performed by it hereunder at or before the Closing.

(c) No Material Adverse Effect. Between the date hereof and the Closing Date, no Material Adverse Effect has occurred.

(d) Ancillary Documents. The Shareholder has delivered, or caused to be delivered, to the Purchaser the documents listed in Section 8.2.

(e) Required Consents. The Company shall have received the consent of each of the Persons set forth on Schedule 7.2(e).

Section 7.3. Conditions to Obligations of the Shareholder. The obligations of the Shareholder to consummate the transactions contemplated hereby are subject to the fulfillment at or before the Closing of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Purchaser contained in Article V (other than those representations and warranties referenced in clause (ii) below) are true and correct in all respects (disregarding any Material Adverse Effect or materiality qualifications set forth therein) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which are true and correct in all respects of that specified date), except where the failure of such representations and warranties to be true and correct has no material adverse impact on the Purchaser’s ability to consummate the transactions contemplated hereby and (ii) the representations and warranties of the Purchaser contained in Section 5.1, Section 5.2 and Section 5.8 are true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date.

(b) Performance of Obligations by the Purchaser. The Purchaser has performed in all material respects all covenants and agreements required to be performed by it hereunder on or before the Closing Date.

(c) Ancillary Documents. The Purchaser has delivered, or caused to be delivered, to the Shareholder the documents listed in Section 8.3.

ARTICLE VIII

CLOSING

Section 8.1. Closing. The Closing shall occur at 9:00 a.m., Houston, Texas time, on the later of (a) the third (3rd) Business Day or (b) at the Purchaser’s election, another date on or before the nineteenth (19th) Business Day following the satisfaction or waiver of the conditions set forth in Article VII that are contemplated to be satisfied before the Closing, or on such other date as the Parties may agree. The Closing shall take place at the offices of Strasburger & Price, LLP at 909 Fannin Street, Suite 2300, Houston, Texas 77010, or at such other place as the Parties may agree.

Section 8.2. Shareholder Closing Deliveries. At the Closing, the Shareholder shall deliver, or cause to be delivered, to the Purchaser the following:

(a) a certificate of an authorized officer of the Shareholder as to compliance with the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c);

(b) stock certificates representing the Shares and accompanying stock powers duly executed by the Shareholder, evidencing the transfer of the Shares to the Purchaser;

(c) stock certificates of the Company’s Subsidiaries;

(d) a certificate by the Secretary or any Assistant Secretary of the Shareholder, dated the Closing Date, as to (i) the good standing of the Shareholder in its jurisdiction of incorporation and (ii) the effectiveness of the resolutions of the board of directors of the Shareholder authorizing the execution, delivery and performance hereof by the Shareholder passed in connection herewith and the transactions contemplated hereby;

(e) the organizational record books and minute books of the Company and its Subsidiaries;

(f) the Transition Services Agreement, dated the Closing Date, duly executed by the Company and the Shareholder;

(g) a certificate of non-foreign status executed by the Shareholder that complies with Treasury Regulation Section 1.1445-2(b)(2);

(h) a properly completed IRS Form 8023 executed by the Shareholder;

(i) an executed non-compete by Warren Cat with substantially identical terms as set forth in Section 6.9 (the “Warren Cat Non-Compete);

(j) evidence of property and liability insurance held in the name of the Company or any of the Subsidiaries with customary endorsements in favor of secured Financing Sources;

(k) the Accrual Schedules as contemplated by Section 6.6(f);

(l) the Release Documents contemplated by Section 6.13;

(m) an executed amendment to the Warren Administration Lease as contemplated by Section 6.18;

(n) an executed assignment and assumption agreement for the Excluded Assets and Excluded Liabilities as contemplated by Section 6.19;

(o) executed resignations of the officers and directors of the Company and the Subsidiaries as contemplated by Section 6.21;

(p) any documents reasonably required to give effect to the provisions of Section 6.22;

(q) certificates issued by appropriate Governmental Entities evidencing the status of the Company and its Subsidiaries, as of a date not more than five (5) calendar days prior to the Closing Date, in the jurisdiction of their incorporation, formation or organization, and as of a date not more than five (5) calendar days prior to the Closing Date, or such longer period as is reasonably practicable under the circumstances, in each other jurisdiction in which the Company and its Subsidiaries are qualified to conduct business as foreign entities;

(r) all other documents required to be entered into by the Company, any Subsidiary or the Shareholder pursuant hereto or reasonably requested by the Purchaser to convey the Shares to the Purchaser or to otherwise consummate the transactions contemplated hereby; and

(s) evidence of termination of the participation of each of the Company and its Subsidiaries in all 401(k) plans of the Shareholder and its Affiliates.

Section 8.3. Purchaser Closing Deliveries. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Shareholder the following:

(a) a certificate of an authorized officer of the Purchaser as to compliance with the conditions set forth in Section 7.3(a) and Section 7.3(b);

(b) the Closing Payment to be paid at the Closing pursuant to Section 3.3, paid and delivered in accordance with such Section;

(c) a certificate by the Secretary or any Assistant Secretary of the Purchaser, dated the Closing Date, as to (i) the good standing of the Purchaser in its jurisdiction of incorporation and (ii) the effectiveness of the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance hereof by the Purchaser passed in connection herewith and the transactions contemplated hereby; and

(d) all other documents required to be entered into by the Purchaser pursuant hereto or reasonably requested by the Shareholder to otherwise consummate the transactions contemplated hereby.

ARTICLE IX

TERMINATION

Section 9.1. Termination. This Agreement may be terminated at any time before the Closing:

(a) by mutual written consent of the Parties;

(b) by written notice from the Shareholder to the Purchaser, if the Purchaser (i) fails to perform in any respect any of its agreements contained herein required to be performed by it at or before the Closing or (ii) breaches any of its representations and warranties contained herein, which failure or breach is not cured within twenty (20) days following the Shareholder having notified the Purchaser of its intent to terminate this Agreement pursuant to this Section 9.1(b), except where such failure or breach would not materially impair or delay the ability of the Purchaser to consummate the transactions contemplated hereby or by the Purchaser Ancillary Documents; provided, however, that, nothwithstanding the foregoing, the Shareholder shall be able to terminate this Agreement pursuant to this Section 9.1(b) in the event that the Purchaser fails to consummate the transactions required to be performed by it on the Closing Date as set forth in Section 8.1;

(c) by written notice from the Purchaser to the Shareholder, if the Shareholder or the Company (i) fails to perform in any respect any of their agreements contained herein required to be performed by them at or before the Closing, or (ii) breaches any of their representations and warranties contained herein, which failure or breach is not cured within twenty (20) days following the Purchaser having notified the Shareholder of its intent to terminate this Agreement pursuant to this Section 9.1(c), except where such failure or breach has no Material Adverse Effect; provided, however, that, nothwithstanding the foregoing, the Purchaser shall be able to terminate this Agreement pursuant to this Section 9.1(b) in the event that the Shareholder fails to consummate the transactions required to be performed by it on the Closing Date as set forth in Section 8.1; or

(d) by written notice by the Shareholder to the Purchaser or the Purchaser to the Shareholder, as the case may be, in the event the Closing has not occurred on or before October 10, 2014 (the “Expiration Date”) for any reason other than delay or nonperformance of the Party seeking such termination.

Section 9.2. Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if either Party violates or fails or refuses to perform any covenant or agreement made by it herein, the other Party may be without an adequate remedy at law. If either Party violates or fails or refuses to perform any covenant or agreement made by it herein, the other Party may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

Section 9.3. Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of either Party or its partners, officers, directors or stockholders, except for obligations under Section 6.4 (Public Announcements), Section 11.1 (Notices), Section 11.6 (Controlling Law), Section 11.5 (Mediation), Section 11.6 (Consent to Jurisdiction, Etc.), Section 11.9 (Amendment) and Section 11.14 (Transaction Costs) and this Section 9.3, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve either Party from liability for any then-existing breach hereof.

ARTICLE X

INDEMNIFICATION

Section 10.1. Indemnification Obligations of the Shareholder. The Shareholder shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, charges, assessments, interest, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(a) any breach or inaccuracy of any representation or warranty made by the Shareholder in this Agreement or the Shareholder Ancillary Documents;

(b) any breach of any covenant, agreement or undertaking made by the Shareholder in this Agreement or the Shareholder Ancillary Documents;

(c) all Taxes (i) of the Company and any of its Subsidiaries for all Pre-Closing Tax Periods (other than as provided in Section 10.2(c)), (ii) of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (or any predecessor) is or was a member on or before the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any similar Law (including, but not limited to, Texas Tax Code Chapter 171), (iii) of any Person (other than the Company or any Subsidiary) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract, or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing, and (iv) on any income resulting from any election by the Company or any of its Subsidiaries under Section 108(i) of the Code on or before the Closing Date;

(d) any Excluded Assets and all liabilities relating to the Excluded Assets and the activities and business of the Company and its subsidiaries prior to the Closing on the real property that is the subject matter of the Excluded Lease (the “Excluded Liabilities”);

(e) any Remediation Activities which may be required on or otherwise in connection with activities on the properties listed on Schedule 10.1(e), provided that (i) the Purchaser has provided the Shareholder advance written notice of such Remediation Activities, including the proposed plan and budget to perform such Remediation Activities and (ii) at Shareholder’s election, Shareholder may perform the Remediation Activities at Shareholder’s own expense; or

(f) any claims arising from that matter listed on Schedule 10.1(f).

The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Purchaser Indemnified Parties described in this Section 10.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.” Notwithstanding the foregoing, any Purchase Price adjustment made pursuant to Section 3.4 shall not be considered Purchaser Losses and, for the avoidance of doubt, if and to the extent that any such Purchaser Losses are compensated by an adjustment in Purchase Price pursuant to Section 3.4, the Shareholder shall be released from any such indemnification obligations hereunder for such Purchaser Losses to the extent Purchaser is compensated therefor by a Purchase Price adjustment.

Section 10.2. Indemnification Obligations of the Purchaser. The Purchaser shall indemnify and hold harmless the Shareholder Indemnified Parties from, against and in respect of any and all claims, liabilities, obligations, losses, damages, costs, expenses, charges, assessments, interest, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(a) any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any Purchaser Ancillary Document;

(b) any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any Purchaser Ancillary Document;

(c) all Taxes of the Company and any of its Subsidiaries, or by the Shareholder with respect to the Company and any of its Subsidiaries, for any Pre-Closing Tax Period resulting from any transaction engaged in by the Company or any of its Subsidiaries not in the Ordinary Course occurring on the Closing Date after the Purchaser’s purchase of the Shares.

The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Shareholder Indemnified Parties described in this Section 10.2 as to which the Shareholder Indemnified Parties are entitled to indemnification are collectively referred to as “Shareholder Losses.”

Section 10.3. Indemnification Procedure.

(a) Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Loss or Shareholder Loss (as the case may be), such Indemnified Party shall notify the Purchaser or the Shareholder, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in harm to the Indemnifying Party. The Indemnifying Party may, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Purchaser Losses or Shareholder Losses (as the case may be) resulting from such audit, investigation, action or proceeding, assume the defense of such audit, investigation, action or proceeding, to the extent such audit, investigation, action or proceeding involves solely monetary damages, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any audit, investigation, action or proceeding if (i) such claim may result in criminal liability of, or equitable remedies against, the Indemnified Party; or (ii) the Indemnified Party reasonably believes that the interests of the Indemnifying Party and the Indemnified Party with respect to such claim are in conflict with one another, and as a result, the Indemnifying Party may not adequately represent the interests of the Indemnified Party in such claim. If, however, the Indemnifying Party declines or fails to assume, or is not permitted to assume, the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20) day period, or if the Indemnifying Party is not entitled to assume the defense of the audit, investigation, action or proceeding in accordance with the preceding sentence, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel for the Indemnified Party as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. If the Indemnifying Party fails to diligently prosecute the defense of any audit, investigation, action or proceeding, the Indemnified Party may pay, compromise, and defend such audit, investigation, action or proceeding and seek indemnification for any and all claims, liabilities, losses, damages, costs, expenses, penalties, fines, judgments and fees based upon, arising from or relating to such audit, investigation, action or proceeding. In any audit, investigation, action or proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, may participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b) No Indemnified Party may settle or compromise any audit, investigation, action or proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume, or is not permitted to assume, and maintain the defense of such claim pursuant to Section 10.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c) If an Indemnified Party claims a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the Indemnifying Party. Such notice shall specify the basis for such claim. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article X or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, the Indemnified Party and the Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds in an amount equal to such claim as determined hereunder.

Section 10.4. Claims Period. The Claims Period hereunder for shall begin on the date hereof and terminate eighteen (18) months after the Closing Date; provided that the Claims Period for any claim for indemnification asserted relating to a breach or inaccuracy of any representation or warranty set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.14, Section 4.25, Section 5.1, Section 5.2, Section 5.8 or in Section 10.1(c), Section 10.1(d) or Section 10.1(f) shall begin on the date hereof and terminate ninety (90) days after the expiration of the applicable statutory periods of limitation (including any waivers or extensions thereof); and, provided, further, that the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date shall survive for the period provided in such covenants and agreements, if any, or until fully performed. Notwithstanding the foregoing, if, before the close of business on the last day of the applicable Claims Period, the Indemnifying Party is properly notified of a claim for indemnity hereunder and such claim is not finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 10.5. Liability Limits. Notwithstanding anything to the contrary set forth herein, no Purchaser Indemnified Party shall be indemnified by the Shareholder under this Article X for any Purchaser Losses (i) with respect to any claim unless such claim involves Purchaser Losses in excess of $75,000 (the “Single Claim Amount”) and (ii) unless and until the aggregate amount of such Purchaser Losses exceeds three-fourths of one percent (0.75%) of the Purchase Price (the “Deductible”), but only if such Purchaser Losses also meet the requirements of clause (i) of this Section 10.5(a), after which the Shareholder shall only be obligated for such aggregate Purchaser Losses in excess of the Deductible.

(a) The total aggregate amount of the liability of the Shareholder for Purchaser Losses shall be limited to ten percent (10%) of the Purchase Price (the “Cap”).

(b) Neither the Single Claim Amount nor the Deductible shall apply to any Purchaser Losses (i) pursuant to Section 10.1(b), Section 10.1(c), Section 10.1(d), Section 10.1(e) or Section 10.1(f), or (ii) in respect of any fraud claim or any claim related to a breach of Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.14 or Section 4.25. The Cap shall not apply to any Purchaser Losses (i) pursuant to Section 10.1(b), Section 10.1(c), or Section 10.1(d) or (ii) in respect of any fraud claim or any claim related to a breach of Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.14 or Section 4.25.

(c) Payments by an Indemnifying Party pursuant to Section 10.1 or Section 10.2 in respect of any Purchaser Loss or Shareholder Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (or the Company or any of its Subsidiaries) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses before seeking indemnification under this Agreement.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, exemplary, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple (except to the extent such types of damages constitute losses to a third party as a result of any claim).

Section 10.6. Exclusive Remedy. The Parties agree that, excluding (a) any claim for injunctive or other equitable relief or (b) any claim related to fraud by the Shareholder, the Company or the Purchaser in connection with the transactions related to this Agreement, the indemnification provisions of this Article X are intended to provide the sole and exclusive remedy as to all claims either the Shareholder, on the one hand, or the Purchaser, on the other hand, may incur arising under, from, out of or relating to this Agreement or to the purchase and sale of the Company and its Subsidiaries. Neither Party nor any other Person will have any other entitlement, remedy or recourse, whether in contract or tort, by law or equity. All such other entitlements, remedies and recourse are expressly waived and released by the Parties, to the fullest extent permitted by law. Except as otherwise set out in the first sentence in this Section 10.6, the Parties agree that neither Party shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1. Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and shall be delivered personally or by a national overnight courier service, by registered or certified mail (return receipt requested) (with postage and other fees prepaid), or by electronic mail as follows:

To the Purchaser:	Compressco Partners Sub, Inc. 24955 Interstate 45 North The Woodlands, Texas 77380 Attn: Bass C. Wallace, Jr., General Counsel Email: bwallace@tetratec.com

with a copy to:	Andrews Kurth, LLP 600 Travis, Suite 4200 Houston, Texas 77002 Attn: David C. Buck Email: dbuck@akllp.com

To the Shareholder:	Warren Equipment Company 3809 South Farm to Market Road 1788 Midland, Texas 79706 Attn: Steven C. Lindgren, Vice President and General Counsel Email:steve.lindgren@warren-equipment.com

with a copy to:	Strasburger & Price, LLP 2 Houston Center 909 Fannin Street, Suite 2300 Houston, Texas 77010-1036 Attn: W. Garney Griggs Email: Garney.Griggs@Strasburger.com

or to such other representative or at such other address of either Party as such Party may furnish to the other Party in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, or (b) on the first Business Day following timely delivery to a national overnight courier service, (c) on the fifth Business Day following it being mailed by registered or certified mail, or (d) when actually received, if transmitted by electronic mail.

Section 11.2. Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 11.3. Assignment; Successors in Interest. No assignment or transfer by either Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Party; provided that the Purchaser shall, without the obligation to obtain the prior written consent of the Shareholder, be entitled to assign this Agreement or all or any part of its rights hereunder to one or more Affiliates of the Purchaser, but without relieving the Purchaser of its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 11.4. Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 11.5. Mediation.

(a) Except with respect for equitable relief (including interim relief) by the Shareholder on or before the Closing Date, any Legal Dispute shall be resolved in accordance with the procedures set forth in this Section 11.5 and Section 11.6. Until completion of such procedures, no Party may take any action to force a resolution of a Legal Dispute by any judicial or similar process, except to the extent necessary to avoid expiration of a claim that is permitted by this Agreement.

(b) Any party seeking resolution of a Legal Dispute shall first submit the Legal Dispute for resolution by mediation pursuant to the Center of Public Resources Model Procedure for Mediation of Business Disputes as then in effect. Mediation will take place in Houston, Texas and will continue for at least sixty (60) days unless the mediator chooses to withdraw sooner.

(c) All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Legal Dispute shall be deemed to have been delivered in furtherance of a Legal Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Legal Dispute.

Section 11.6. Governing Law; Consent to Jurisdiction; WAIVER OF TRIAL BY JURY; Etc.

(a) This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Texas without reference to its choice of law rules.

(b) Each Party hereby irrevocably consents and agrees that, if any Legal Dispute is not resolved by mediation undertaken pursuant to Section 11.5, such Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Texas or the federal courts located in the State of Texas. In that context, and without limiting the generality of the foregoing, each Party hereby irrevocably and unconditionally (i) consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding; (ii) waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum; and (iii) waives any objection to service of process effected in accordance with Section 11.1 or any means allowable under Texas law or procedure. During the period a Legal Dispute is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. In the event a Legal Dispute is brought pursuant to this Section 11.6(b), each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 11.6(b) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE SHAREHOLDER ANCILLARY AGREEMENTS OR THE PURCHASER ANCILLARY AGREEMENTS OR ANY OTHER TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY AND IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE SHAREHOLDER ANCILLARY AGREEMENTS AND THE PURCHASER ANCILLARY AGREEMENTS AND ANY OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6(C).

Section 11.7. Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 11.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

Section 11.9. Amendment. Except as otherwise provided in Section 11.15, this Agreement may not be amended, modified or supplemented, except by written agreement of the Parties.

Section 11.10. Enforcement of Certain Rights. Except as provided in Section 10.1, Section 10.2 and Section 11.15, nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 11.11. Waiver. Any agreement on the part of either Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by either Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by either Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 11.12. Integration. THIS AGREEMENT AND THE DOCUMENTS EXECUTED PURSUANT HERETO, INCLUDING THE EXHIBITS AND SCHEDULES HERETO, THE CONFIDENTIALITY AGREEMENT AND THE PARENT GUARANTY, SUPERSEDE ALL NEGOTIATIONS, AGREEMENTS AND UNDERSTANDINGS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF (EXCEPT FOR THE CONFIDENTIALITY AGREEMENT WHICH THE PARTIES AGREE WILL TERMINATE AS OF THE CLOSING) AND CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT THERETO.

Section 11.13. Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Party such further information and documents and shall execute and deliver to the other Party such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to the other Party the benefits hereof.

Section 11.14. Transaction Costs. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that the Purchaser shall be solely responsible for (a) all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and (b) all costs and expenses, including, without limitation, fees and disbursements of financial advisors and accountants, incurred in connection with the Financing.

Section 11.15. No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, the Shareholder agrees that neither it, nor any of its former, current or future officers, directors, managers, employees, members, partners, agents or other representatives and Affiliates (collectively, “Seller Related Parties”), shall have any claim against any Financing Source, any lender participating in the Financing or any of their respective former, current or future general or limited partners, stockholders, managers, members, agents, Representatives, Affiliates, successors or assigns (collectively, “Financing Related Parties”), nor shall any Financing Related Party have any liability whatsoever to any Seller Related Party, in connection with the Financing or in any way relating to this Agreement or any of the transactions contemplated hereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of the comparative, contributory or sole negligence by any Finance Related Party. Notwithstanding anything to the contrary in this Agreement, (a) no amendment or modification to this Section 11.15 (or amendment or modification with respect to any related definitions as they affect this Section 11.15) shall be effective without the prior written consent of each Financing Source or Financing Related Party and (b) each Financing Source and Financing Related Party shall be an express third party beneficiary of, and shall have the right to enforce, this Section 11.15. Each of the Parties hereto agrees, Section 11.6 notwithstanding, (u) that this provision shall be interpreted, and any action relating to this provision, shall be governed by the laws of the State of New York and any legal action or proceeding relating to this Section 11.15, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof, (v) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such action in any other court, (w) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.1 shall be effective service of process against it for any such action brought in any such court, (x) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (y) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (z) to irrevocably waive and hereby waives any right to a trial by jury in any such action. This Section 11.15 is intended to benefit and may be enforced by the Financing Sources and the Finance Related Parties.

*  *  *  *  *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

COMPRESSCO PARTNERS SUB, INC.

By:	/s/ Ronald J. Foster
	Name:	Ronald J. Foster
	Title:	President and Director

[Signature Page to Stock Purchase Agreement]

SHAREHOLDER:

WARREN EQUIPMENT COMPANY

By:	/s/ Richard D. Folger
	Name:	Richard D. Folger
	Title:	President

[Signature Page to Stock Purchase Agreement]

Exhibit 1.1(a)

Persons with Knowledge

(i)

Richard D. Folger

Timothy A. Knox

Heidi J. Henrichs

Steven C. Lindgren

John F. Wantland

Gary R. George

Levent Cagler

Anthony Speer

Bradley Benge

(ii)

Stuart M. Brightman

Peter J. Pintar

Bass C. Wallace, Jr.

Ronald J. Foster

James P. Rounsavall

Exhibit 1.1(c)

Inventory Valuation Methodology

Inventories are stated at the lower of cost or market. For raw materials, cost is determined using average cost. Generally, purchase costs for raw materials are recorded in BAAN once a 3-way match process is complete. The match process compares the invoice, receipt report and purchase order for raw materials received into inventory.

For work-in-process (“WIP”), cost is determined using the specific identification method. Raw materials, are recorded (at unit level) when costs are incurred during the build process. Costs are applied using a standard costing system. Standard costs are reviewed and/or adjusted annually. For purposes of inventory valuation at Transaction Close, the standard costs in affect for fiscal year ended September 30, 2014 will not be adjusted for purposes of inventory valuation. Standard costing variances are reviewed at period end and directly applied to units if identified.

Indirect costs are recorded individually as described below:

•	Freight/Hardware – Charges are recorded at period close and determined using standard rates based on unit size. These rates are then pro-rated based on stage of manufacturing milestone using the “Production Tracking (CSI NEW)” report.

•	Overhead – Charges are calculated and applied systematically by BAAN based on service/production order. The standard overhead rates are reviewed and adjusted, if necessary, on an annual basis. For purposes of inventory valuation at Transaction Close, the overhead rates in affect for fiscal year ended September 30, 2014 will not be adjusted for purposes of inventory valuation.

At period close, the reserve for obsolete inventory is calculated based on the BAAN report “Print Usage by Business Unit/Department/Warehouse (CSI) NEW”. This report shows the age of inventory and the most recent usage date. The reserve is calculated based on 50% of items between 13-24 months old and no usage in the last 13-24 months and 100% for all items greater than 24 months old.

Exhibit 1.1(d)

Form of Transition Services Agreement

See attached.

FINAL FORM

TRANSITION SERVICES AGREEMENT

by and among

Compressco Partners Sub, Inc.,

Compressor Systems, Inc.

and

Warren Equipment Company

Dated as of [    ], 2014

i

Section 7.08	Governing Law; Consent to Jurisdiction	13
Section 7.09	Waiver of Jury Trial	13
Section 7.10	Specific Performance	13
Section 7.11	Counterparts	13
Section 7.12	Further Assurances	14

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of [    ], 2014, by and among Compressco Partners Sub, Inc., a Delaware corporation (the “Purchaser”), Compressor Systems, Inc., a Delaware corporation (the “Company”), and Warren Equipment Company, a Delaware corporation (the “Seller”).

RECITALS

WHEREAS, the Purchaser and the Seller have entered into that certain Stock Purchase Agreement, dated as of July 20, 2014 (the “Purchase Agreement”), pursuant to which the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, all of the Shares of the Company, all as more fully described therein;

WHEREAS, the Company’s business (the “Transferred Business”) is currently supported utilizing certain assets and services of the Seller and its Affiliates;

WHEREAS, in order to ensure an orderly transition of the Company and the Transferred Business, the parties are agreeing to enter into this Agreement, pursuant to which, from and after the Closing the Seller will provide, or cause its Affiliates to provide, the Company with certain Services (as defined herein), in each case on a transitional basis subject to the terms and conditions set forth herein; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller, the Purchaser and the Company agree as follows:

ARTICLE I

SERVICES

Section 1.1. Provision of Services.

(a) The Seller agrees to provide, or to cause its Affiliates to provide, the services (the “Services”) set forth on the exhibit(s) attached hereto (as such exhibit(s) may be amended or supplemented pursuant to the terms of this Agreement, collectively, the “Service Exhibits”) to the Company for the respective periods and on the other terms and conditions set forth in this Agreement and in the respective Service Exhibits.

(b) The parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as reasonably practicable following the execution of this Agreement, the Purchaser and the Company agree to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services.

(c) Subject to Section 2.03, Section 2.04 and Section 3.05 of this Agreement, the obligations of the Seller under this Agreement to provide Services shall, unless otherwise specified in the applicable Service Exhibit, terminate with respect to each Service on [•], 20[•],1 which is the date four (4) months from the Closing Date (the “End Date”); provided that the Purchaser and the Company may extend the End Date for any or all Services on a month-to-month basis for up to an additional two (2) months from the original End Date by providing notice to the Seller. Notwithstanding the foregoing, the parties acknowledge and agree that the Company may determine from time to time that it does not require all the Services set out on one or more of the Service Exhibits or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, the Company may terminate any Service, in whole or in part, upon notification to the Seller in writing of any such determination.

Section 1.2. Additional Services. Until the termination of this Agreement as provided in Section 3.01, if the Purchaser or the Company identifies a service that the Seller or its Affiliates provided to the Transferred Business prior to the Closing Date that the Company or the Purchaser needs in order for the Transferred Business to continue to operate in substantially the same manner in which it operated before the Closing Date, and such service was not included on any Service Exhibit, then the Purchaser and the Seller shall negotiate in good faith the terms under which the Seller will provide such requested service (each such service, an “Additional Service”). If the parties reach an agreement with respect to providing any Additional Service, the parties shall amend the appropriate Service Exhibit in writing to include such Additional Service (including the incremental fees and End Date with respect to such Additional Service) and such Additional Service shall be deemed a “Service” hereunder and, accordingly, the provision of such Additional Service shall be subject to the terms and conditions of this Agreement that related to Services.

Section 1.3. Standard of Service.

(a) The Seller shall provide the Services in good faith, in accordance with applicable Law and (i) in substantially the same manner (including quality, standard of care and service level and volume) as such Services were provided to the Company with respect to the Transferred Business preceding the date hereof and (ii) exercising the same or similar degree of care and diligence as it exercises in performing the same or similar services for itself and its Affiliates, and, in any event, not exercising less than a commercially reasonable degree of care. Subject to Section 1.04 of this Agreement, the Seller agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence.

(b) Except as set forth in this Agreement (including any such Service Exhibit) or in any contract entered into hereunder, the Seller makes no representations or warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, no warranties of

[1]	To insert date that is four months from the Closing Date.

2

merchantability or fitness for a particular purpose, which are specifically disclaimed. Each of the Purchaser and the Seller acknowledges and agrees that this Agreement does not, and any course of dealing contemplated by the Services hereunder will not, create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the parties and that all Services are provided by the Seller or its Affiliate as an independent contractor.

(c) To the extent that the Seller is permitted to arrange for contracts with third parties for goods and services in connection with the provision of the Services, the Seller shall use commercially reasonable efforts (i) to obtain such goods and services at rates competitive with those otherwise generally available in the area in which services or materials are to be furnished, and (ii) to obtain from such third parties such customary warranties and guarantees as may be reasonably required with respect to the goods and services so furnished.

Section 1.4. Third-Party Service Providers. It is understood and agreed that the Seller has been retaining, and will continue to retain, third-party service providers to provide some of the Services to the Company. In addition, the Seller may hire other third-party subcontractors to provide part of any Service hereunder; provided, however, that if such subcontracting is inconsistent with past practices, the Seller shall obtain the prior written consent of the Company to hire such subcontractor, such consent not to be unreasonably withheld; and, provided, further, that in no event shall this provision result in the renegotiation or material increase of the Fee of any Service.

Section 1.5. Access to Premises.

(a) In order to enable the provision of the Services by the Seller, the Purchaser and the Company each agree to provide to the Seller’s and its Affiliates’ employees and any third-party service providers or subcontractors who provide Services, at no cost to the Seller, access to the facilities, assets and books and records of the Company, in all cases to the extent necessary for the Seller to fulfil its obligations under this Agreement.

(b) The Seller agrees that all of its and its Affiliates’ employees and any third-party service providers and subcontractors, when on the property of the Company or when given access to any equipment, computer, software, network or files owned or controlled by the Company, shall conform to the policies and procedures of the Company concerning health, safety and security which are made known to the Seller in advance in writing.

ARTICLE II

COMPENSATION

Section 2.1. Responsibility for Wages and Fees. For such time as any employees of the Seller or any of its Affiliates are providing the Services to the Company under this Agreement, (a) such employees will remain employees of the Seller or such Affiliate, as applicable, and shall not be deemed to be employees of the Company for any purpose, and shall remain subject to the sole control, direction and supervision of the Seller or Affiliate, as applicable, and (b) the Seller or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment.

3

Section 2.2. Terms of Payment and Related Matters.

(a) As consideration for the provision of the Services, the Purchaser shall pay the Seller the amount specified for each Service on such Service’s respective Service Exhibit (the “Fees”).

(b) As more fully provided in the Service Exhibits and subject to the terms and conditions therein:

(i) The Seller shall provide the Purchaser, in accordance with Section 7.01, with monthly invoices (“Invoices”), which shall set forth in reasonable detail, with such supporting documentation as the Purchaser may reasonably request; and

(ii) Payments pursuant to this Agreement shall be made within thirty (30) days after the date of receipt of an Invoice by the Purchaser from the Seller.

Section 2.3. Extension of Services. The parties agree that the Seller shall not be obligated to perform any of the Services after the applicable End Date; provided, however, that if the Purchaser and the Company desire and the Seller agrees to continue to perform any of the Services after the applicable End Date, the parties shall negotiate in good faith to determine an amount that compensates the Seller for all of its costs for such performance, including the time of its employees. The Services so performed by the Seller after the applicable End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

Section 2.4. Terminated Services. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, the Seller and its Affiliates shall have no further obligation to provide the applicable Services.

Section 2.5. Invoice Disputes. In the event of an Invoice dispute, the Purchaser shall deliver a written statement to the Seller no later than ten (10) days before the date payment is due on the disputed Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the time set forth in Section 2.02(b). The parties shall seek to resolve all such disputes expeditiously and in good faith. The Seller shall continue performing the Services in accordance with this Agreement pending resolution of any dispute.

Section 2.6. No Right of Setoff. Each of the parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other party, whether under this Agreement, the Purchase Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other party.

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Section 2.7. Taxes. The consideration payable to the Seller pursuant to this Agreement shall exclude any and all taxes imposed on the Fees or provision of the Services hereunder; provided, however, that the Purchaser shall be responsible for all sales or use Taxes imposed or assessed as a result of the provision of Services by the Seller. The Seller shall properly and timely seek to collect from the Purchaser any such sales or use Taxes and shall timely remit any such Taxes collected from the Purchaser to the applicable taxing authority, in each case in accordance with applicable Law. If the Purchaser submits to the Shareholder a timely and valid resale or other exemption certificate reasonably acceptable to the Shareholder and sufficient to support the exemption from tax, then such tax will not be added to the fee for Services hereunder; provided, however, that if the Shareholder is ever required to pay such tax, the Purchaser will promptly reimburse the Purchaser for such tax, including any interest, penalties and attorney’s fees related thereto. The Shareholder agrees, at the sole expense of the Purchaser, to provide the Purchaser with such information and data as reasonably requested from time to time, and to reasonably cooperate with the Purchaser, in connection with (a) the reporting of any sales or use Taxes, (b) any audit relating to such Taxes or (c) any assessment, refund, claim or proceeding relating to any such Taxes.

ARTICLE III

TERMINATION

Section 3.1. Termination of Agreement. Subject to Section 3.04 of this Agreement, this Agreement shall terminate in its entirety (a) on the date upon which the Seller or its Affiliates shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with Section 1.01(c) or Section 3.02 of this Agreement or (b) in accordance with Section 3.03 of this Agreement.

Section 3.2. Breach. Any party (the “Non-Breaching Party”) may terminate this Agreement, with respect to any Service, at any time upon prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 3.05 of this Agreement) to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of fifteen (15) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching party seeking to terminate such service. For the avoidance of doubt, non-payment by the Purchaser for a Service provided by the Seller in accordance with this Agreement and not the subject of a good faith dispute shall be deemed a breach for purposes of this Section 3.02.

Section 3.3. Insolvency. If any party hereto shall (a) file a petition in bankruptcy, (b) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver, (c) make an assignment on behalf of all or substantially all of its creditors or (d) take any corporate action for its winding up or dissolution, then the other parties shall have the right to terminate this Agreement by providing written notice in accordance with Section 7.01 of this Agreement.

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Section 3.4. Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 3.01 of this Agreement, all obligations of the parties hereto shall terminate, except for the provisions of Section 2.01, Section 2.04, Section 2.06, Section 2.07, Article V, Article VI and Article VII of this Agreement, which shall survive any termination or expiration of this Agreement.

Section 3.5. Force Majeure. The obligations of the Seller under this Agreement with respect to any Service shall be suspended or modified during the period and to the extent that the Seller is prevented or hindered, respectively, from providing such Service, or the Company is prevented or hindered from receiving such Service, due to any of the following causes beyond such party’s reasonable control (such causes, “Force Majeure Events”): (a) acts of God, (b) flood, fire or explosion, (c) war, invasion, riot or other civil unrest, (d) applicable Law, (e) actions, embargoes or blockades in effect on or after the date of this Agreement, (f) action by any Governmental Entity, (g) national or regional emergency, (h) strikes, labor stoppages or slowdowns or other industrial disturbances, (i) shortage of adequate power or transportation facilities, or (j) any other event which is beyond the reasonable control of such party. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and the Seller shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither the Purchaser, the Company nor the Seller shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event. The applicable End Date for any Service so suspended shall be automatically extended for a period of time equal to the time lost by reason of the suspension. Upon the occurrence of a Force Majeure Event, if requested by the Purchaser, the parties shall cooperate to find alternative means and methods for the Purchaser to receive the affected Services, at the sole cost of the Purchaser.

ARTICLE IV

HSE MATERIALS

Section 4.1. Access and Use.

(a) The Seller and its Affiliates shall provide the Purchaser and the Company access and rights to use the Health, Safety and Environment policies and manuals used by the Transferred Business (the “HSE Materials”).

(b) The HSE Materials and other information made available under this Agreement may be downloaded/copied and used by the Company and its Affiliates in connection with the Transferred Business until the applicable End Date.

(c) The Purchaser may create materials based on the HSE Materials for distribution to employees and suppliers of the Transferred Business and use such materials in the operation of the Transferred Business. It is understood and agreed that the Seller makes no representation or warranty, express or implied, as to the accuracy or completeness of the HSE Materials or as to the suitability of the HSE Materials for use by the Company in respect of the Transferred Business or otherwise.

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(d) Notwithstanding the foregoing, the text of any materials related to or based upon the HSE Materials created by the Company or its Affiliates on behalf of the Transferred Business may not contain any references to the Seller or any of its Affiliates (or any use of their trademarks, trade names, trade dress, logos, or other identifiers), the Seller’s or any of its Affiliates’ publications, the Seller’s or any of its Affiliates’ personnel.

Section 4.2. Limitations on Rights and Obligations with Respect to the HSE Materials. The Seller shall have no obligation: (a) to notify the Purchaser or the Company of any changes or proposed changes to any of the HSE Materials; or (b) to provide the Purchaser or the Company with any updated materials relating to any of the HSE Materials. The Purchaser and the Company acknowledge and agree that, except as express set forth above, the Seller reserves all rights in, to and under the HSE Materials and no rights with respect to ownership or use, except as otherwise expressly provided herein, shall vest in the Purchaser or the Company.

ARTICLE V

CONFIDENTIALITY

Section 5.1. Confidentiality.

(a) During the term of this Agreement and thereafter, the parties hereto shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose the other party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each party shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 5.01, and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by applicable Law, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), so that the Disclosing Party may seek an appropriate protective order; provided, further, that to the extent any disclosure is permitted under the Purchase Agreement, such disclosure is also permitted hereunder. If the Disclosing Party cannot obtain a protective order for all or part of the Confidential Information required to be disclosed by applicable Law, the Receiving Party shall only disclose such Confidential Information that its counsel reasonably believes it is legally bound to disclose under such applicable Law.

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(b) Notwithstanding the foregoing, “Confidential Information” shall not include any information that: (i) was publicly known at the time of disclosure to the Receiving Party, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 5.01; (ii) was rightfully received by the Receiving Party from a third party without a duty of confidentiality; or (iii) was developed by the Receiving Party independently without any reliance on any Confidential Information.

(c) Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all of the Disclosing Party’s Confidential Information in the Receiving Party’s possession or control. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing. Notwithstanding the foregoing, the Receiving Party shall not be required to destroy copies of the Confidential Information which may be electronically archived in connection with its automatic backup storage or document retention policies; provided, however, that all such material shall remain subject to the confidentiality obligations of this Agreement.

ARTICLE VI

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 6.1. Indemnification by the Seller. The Seller hereby agrees to DEFEND, INDEMNIFY AND HOLD HARMLESS the Purchaser and the Company and their respective stockholders, partners and Affiliates and each of their respective officers, managers, directors, employees and agents (each, a “Purchaser Indemnified Party”) from any and all threatened or actual claims, demands, causes of action, suits, proceedings, losses, damages, fines, penalties, liabilities, costs and expenses of any nature, including attorneys’ fees and court costs (collectively, “Liabilities”), incurred by, imposed upon or rendered against one or more of the Purchaser Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Liabilities are foreseeable or unforeseeable, all to the extent that such Liabilities are in respect of or arise from (a) the gross negligence or willful misconduct of the Seller acting or omitting to act in providing Services or (b) any and all direct or indirect claims, demands, actions, causes of action, suits, right of recovery for any relief or damages, debts, accounts, damages, costs, losses, liabilities, and expenses (including interest, court costs, attorneys’ fees and expenses, and other costs of defense), of any kind or nature (each, a “Claim”) by a third party relating to the gross negligence or willful misconduct of the Seller in acting or omitting to act in providing Services, PROVIDED THAT THE SELLER SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS THE PURCHASER INDEMNIFIED PARTIES FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PURCHASER INDEMNIFIED PARTY.

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Section 6.2. Indemnification by Purchaser. The Purchaser hereby agrees to DEFEND, INDEMNIFY AND HOLD HARMLESS the Seller and its stockholders and Affiliates and their respective officers, managers, directors, employees and agents (each, a “Seller Indemnified Party” and, collectively with Purchaser Indemnified Parties, each an “Indemnified Party”) from any and all Liabilities, incurred by, imposed upon or rendered against one or more of the Seller Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Liabilities are foreseeable or unforeseeable, all to the extent that such Liabilities are in respect of or arise from Claims by a third party relating to (a) any acts or omissions of the Seller Indemnified Parties in connection with acting or omitting to act in providing Services, solely to the extent that such Services were performed in accordance with the standard of performance set forth in Section 1.03, or (b) the Purchaser’s or the Company’s gross negligence or willful misconduct, PROVIDED THAT THE PURCHASER SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.

Section 6.3. Negligence; Strict Liability. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 6.01 AND SECTION 6.02, THE DEFENSE AND INDEMNITY OBLIGATIONS IN SECTION 6.01 AND SECTION 6.02 SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR ANY PRE-EXISTING DEFECT; PROVIDED, HOWEVER, THAT THIS SECTION 6.03 SHALL NOT APPLY TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY, AS APPLICABLE, OR IN ANY WAY LIMIT OR ALTER ANY QUALIFICATIONS SET FORTH IN SUCH DEFENSE AND INDEMNITY OBLIGATIONS EXPRESSLY RELATING TO NEGLIGENCE, GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR BREACH OF THIS AGREEMENT. THE PARTIES AGREE THAT THIS STATEMENT EXPRESSLY STATES IN A CONSPICUOUS MANNER AND AFFORDS FAIR AND ADEQUATE NOTICE THAT THIS ARTICLE VI HAS PROVISIONS REQUIRING ONE PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANOTHER PARTY.

Section 6.4. Exclusion of Damages; Disclaimers.

(a) NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR EXEMPLARY, PUNITIVE, CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, LOST REVENUES OR INCOME, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM IN WHICH ANY ACTION IS BROUGHT; PROVIDED, HOWEVER, THAT THIS SECTION 6.04(a) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER SECTION 6.01 OR SECTION 6.02 FOR ANY

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SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER SECTION 6.01 OR SECTION 6.02.

(b) OTHER THAN AS SET FORTH IN SECTION 1.03(c), THE SELLER DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO SERVICES RENDERED OR PRODUCTS PROCURED FOR THE TRANSFERRED BUSINESS, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER THE SELLER KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING. HOWEVER, IN THE CASE OF OUTSOURCED SERVICES PROVIDED SOLELY FOR THE TRANSFERRED BUSINESS, IF THE THIRD-PARTY PROVIDER OF SUCH SERVICES MAKES AN EXPRESS WARRANTY TO THE SELLER, THE PURCHASER, THE COMPANY OR AFFILIATE THEREOF, THE PURCHASER AND THE COMPANY ARE ENTITLED TO CAUSE THE SELLER TO RELY ON AND TO ENFORCE SUCH WARRANTY.

(c) Nothing in this Article VI shall limit or alter the obligation of the Indemnifying Party to indemnify an Indemnified Party (as defined in the Purchase Agreement) pursuant to the Purchase Agreement; provided that an Indemnified Party shall not obtain duplicative recoveries.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Notices. All notices, consents, waivers, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time (i) personally delivered, (ii) deposited, prepaid in a nationally established overnight delivery firm such as Federal Express, (iii) mailed by certified mail, return receipt requested (iv) sent by email or (v) transmitted by facsimile (with confirmation of receipt), as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.01):

(a)	if to the Seller:

Warren Equipment Company

10325 Younger Road

Midland, Texas 79706

Attn: Steven C. Lindgren, Vice President and General Counsel

Email: Steve.Lindgren@warren-equipment.com

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with a copy (which shall not constitute notice) to:

Strasburger & Price, LLP

2 Houston Center

909 Fannin Street, Suite 2300

Houston, Texas 77010-1036

Attn: W. Garney Griggs

Email: Garney.Griggs@Strasburger.com

(b)	if to the Company:

Compressor Systems, Inc.

c/o Compressco Partners GP, Inc.

24955 Interstate 45 North

The Woodlands, Texas

Attn: Bass C. Wallace, Jr., General Counsel

Email: bwallace@tetratec.com

with a copy (which shall not constitute notice) to:

Andrews Kurth, LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attn: David C. Buck

Email: dbuck@akllp.com

(c)	if to Purchaser:

Compressco Partners Sub, Inc.

c/o Compressco Partners GP, Inc.

24955 Interstate 45 North

The Woodlands, Texas

Attn: Bass C. Wallace, Jr., General Counsel and Assistant Secretary

Email: bwallace@tetratec.com

with a copy (which shall not constitute notice) to:

Andrews Kurth, LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attn: David C. Buck

Email: dbuck@akllp.com

Section 7.2. Headings. The titles and headings of articles and sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Service Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

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Section 7.3. Severability. If any one or more of the provisions contained in this Agreement shall be declared illegal, invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, and the parties hereby agree to such provision.

Section 7.4. Entire Agreement. This Agreement (including all Service Exhibits) and the Purchase Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. If and to the extent that there is a conflict between (a) the provisions of this Agreement and the provisions of the Purchase Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control (b) this Agreement (excluding all Service Exhibits) and the Service Exhibits, the provisions of this Agreement shall control.

Section 7.5. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing sentence, the Company may, without the prior written consent of the Seller, assign all or any portion of its right to receive Services to any of its Affiliates that participate in the operation of the Transferred Business; provided, that such Affiliate shall receive such Services from the Seller in the same place and manner as described in the respective Service Exhibit as the Company would have received such Service. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.6. No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person, other than the parties hereto and their respective Affiliates, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 7.7. Amendment and Modification; Waiver. Any representation, warranty, covenant, term or condition of this Agreement which may be waived or the time of performance thereof extended may be so waived or extended at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereto, may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a Person who has been authorized by such party to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

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Section 7.8. Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY (BUT NOT EXCLUSIVELY) LIE IN ANY FEDERAL OR STATE COURT LOCATED IN MIDLAND COUNTY, TEXAS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.

Section 7.9. Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.09.

Section 7.10. Specific Performance. Each party hereby acknowledges that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the other parties may be without an adequate remedy at law. If a party violates or fails or refuses to perform any covenant or agreement made by it herein, the other parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

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Section 7.12. Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER:

Compressco Partners Sub, Inc.

By:
Name: [Name]
Title: [Title]

COMPANY:

Compressor Systems, Inc.

By:	Compressco Partners Sub, Inc., its sole stockholder

By:
Name: [Name]
Title: [Title]

[Signature Page to Transition Services Agreement]

SELLER:

Warren Equipment Company

By:
Name: [Name]
Title: [Title]

[Signature Page to Transition Services Agreement]